UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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FORTRESS INVESTMENT GROUP LLC

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Fortress Investment Group LLC

1345 Avenue of the Americas

New York, NY 10105

April 12, 2013

Dear Fellow Shareholders:

On behalf of your Board of Directors, I am pleased to invite you to attend the 2013 Annual Meeting of Shareholders of Fortress Investment Group LLC. This meeting will be held on May 23, 2013, at 8:00 AM Eastern Daylight Time, at the Hilton Hotel New York, 1335 Avenue of the Americas, New York, New York.

The Notice of the 2013 Annual Meeting of Shareholders and Proxy Statement that follow describe the business to be conducted at the meeting.

Your vote is important. Whether or not you plan to attend, please vote by Internet, telephone, or mark, sign, date and return your proxy card, so that your shares are represented at the meeting.

If you plan to attend the meeting, please check the “Annual Meeting” box on your proxy card so that we may send you an admission card.

PLEASE NOTE THAT YOU MUST FOLLOW THESE INSTRUCTIONS IN ORDER TO ATTEND AND BE ABLE TO VOTE AT THE ANNUAL MEETING: All shareholders may vote in person at the Annual Meeting. In addition, any shareholder may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person as the proxy with power to vote your shares on your behalf. If you are a beneficial owner of shares, you must take the following three steps in order to be able to attend and vote at the Annual Meeting: (1) obtain a legal proxy from your broker, bank or other holder of record and present this legal proxy to the inspector of elections along with your ballot, (2) contact our Investor Relations department to obtain an admission card and present this admission card to the inspector of elections and (3) present an acceptable form of photo identification, such as a driver’s license or passport, to the inspector of elections.

Sincerely,

Peter L. Briger, Jr. and Wesley R. Edens Co-Chairmen of the Board

Fortress Investment Group LLC

1345 Avenue of the Americas

New York, NY 10105

Notice of the 2013 Annual Meeting of Shareholders

To Our Shareholders:

Fortress Investment Group LLC will hold its 2013 Annual Meeting of Shareholders (the “Annual Meeting”) at the Hilton Hotel New York, 1335 Avenue of the Americas, New York, New York, on May 23, 2013 at 8:00 AM Eastern Daylight Time.

The matters to be considered and acted upon at the Annual Meeting, which are described in detail in the accompanying materials, are:

1.	the election of the Class III directors, Peter L. Briger, Jr., Wesley R. Edens and Douglas L. Jacobs, to serve until the 2016 annual meeting;

2.	the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for Fortress Investment Group LLC for fiscal year 2013; and

3.	any other business properly presented at the Annual Meeting.

Your Board of Directors recommends that you vote in favor of the proposals set forth in this Proxy Statement.

You may vote at the Annual Meeting if you were a shareholder of record at the close of business on March 28, 2013.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote by Internet, telephone, or mark, sign, date and return your proxy card, so that your shares are represented at the Annual Meeting.

By Order of the Board of Directors,

David N. Brooks

Vice President, General Counsel and Secretary

New York, New York

April 12, 2013

Fortress Investment Group LLC

1345 Avenue of the Americas

New York, NY 10105

April 12, 2013

PROXY STATEMENT

For The 2013 Annual Meeting of Shareholders To Be Held On

May 23, 2013

GENERAL INFORMATION ABOUT THE MEETING

Date, Time and Place of the Annual Meeting. The Board of Directors (the “Board” or “Board of Directors”) of Fortress Investment Group LLC, a Delaware limited liability company (“Fortress,” the “Company,” “we,” “us” or “our”), is soliciting proxies to be voted at the 2013 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 8:00 AM Eastern Daylight Time, on May 23, 2013, at the Hilton Hotel New York, 1335 Avenue of the Americas, New York, New York, for the purposes set forth in the accompanying Notice of the 2013 Annual Meeting of Shareholders, and at any adjournment or postponement of the Annual Meeting.

The Notice of the 2013 Annual Meeting of Shareholders, Proxy Statement, form of proxy and voting instructions are first being mailed on or about April 12, 2013.

Matters To Be Considered at the Annual Meeting. At the Annual Meeting, shareholders will vote upon the following matters:

1.	the election of the Class III directors, Peter L. Briger, Jr., Wesley R. Edens and Douglas L. Jacobs, to serve until the 2016 annual meeting;

2.	the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for fiscal year 2013; and

3.	any other business properly presented at the Annual Meeting.

Recommendations of the Board of Directors. The Board recommends a vote:

•	FOR the election of the director nominees named herein; and

•	FOR the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for fiscal year 2013.

Record Date. Our Board has fixed the close of business on March 28, 2013 as the record date (the “Record Date”) for determination of the shareholders entitled to notice and to vote at the Annual Meeting. Only shareholders of record as of the close of business on the Record Date are entitled to vote at the Annual Meeting.

Voting Securities. Holders of our Class A shares and our Class B shares, as recorded in our share register at the close of business on the Record Date, may vote at the Annual Meeting and any adjournment or postponement thereof. As of the Record Date, there were 236,681,342 Class A shares and 249,534,372 Class B shares outstanding.

On each matter to be voted upon, the Class A shares and Class B shares will vote together as a single class. Each holder of Class A shares is entitled to one vote per share, and each holder of Class B shares is entitled to one vote per share. As of the Record Date, the Company’s Principals (Peter L. Briger, Jr., Wesley R. Edens, Randal A. Nardone and Michael E. Novogratz) owned (a) 3,404,211 Class A shares and (b) 249,227,229 Class B shares, and they are entitled to vote these shares. As a result of their share ownership, the Principals collectively have the ability to decide all matters to be voted upon at the Annual Meeting.

Quorum and Votes Needed. A majority of outstanding shares present at the Annual Meeting, either in person or by proxy, and entitled to vote thereat, shall constitute a quorum for the transaction of business. In accordance with our Fourth Amended and Restated Limited Liability Company Agreement (the “Operating Agreement”), the Annual Meeting may be adjourned from time to time by the chairman of the meeting to another place or time, without regard to the presence of a quorum.

For the election of nominees to our Board, the affirmative vote of a plurality of the votes cast for a particular position is required for approval of the matter. Thus, the nominees with the greatest number of votes will be elected. For the ratification of the appointment of Ernst & Young LLP and the approval of any other business properly presented at the Annual Meeting, the affirmative vote of a majority of the votes cast is required for approval of the matter. A shareholder voting for the election of directors may withhold authority to vote for all or certain nominees. A shareholder may also abstain from voting on the other matters presented for shareholder vote. Votes withheld from the election of any nominee for director and abstentions from any other proposal will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but will not be counted in the number of votes cast on a matter.

We will not count shares that abstain from voting on a particular matter or broker non-votes as votes in favor of such matter. In the election of directors, abstentions and broker non-votes will be disregarded and will have no effect on the outcome of the vote because abstentions and broker non-votes are not considered to be votes cast under our Operating Agreement or the laws of Delaware. With respect to the ratification of the appointment of Ernst & Young LLP, abstentions will be disregarded and will have no effect on the outcome of the vote for the same reasons. If a shareholder holds shares through a broker, bank or other nominee (“broker”), generally the broker may vote the shares it holds in accordance with instructions received. If a shareholder does not give instructions to a broker, the broker can vote the shares it holds with respect to “discretionary” or routine proposals under the rules of the New York Stock Exchange (“NYSE”). A broker cannot vote shares with respect to non-discretionary proposals for which a shareholder has not given instruction. However, the proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm is considered a “discretionary” proposal and, therefore, may be voted upon by your broker even if you do not instruct your broker. The proposal to elect directors is no longer considered to be a “discretionary” or routine proposal. As a result, the proposal cannot be voted upon by your broker if you do not instruct your broker as to how to vote on the proposal.

Voting of Proxies. You may vote by any one of the following means:

•	By Mail

To vote by mail, please sign, date and complete the proxy card and return it in the enclosed self-addressed envelope. No postage is necessary if the proxy card is mailed in the United States. If you hold your shares through a bank, broker or other nominee, it will give you separate instructions for voting your shares.

•	By Telephone or on the Internet

The telephone and Internet voting procedures established for shareholders of record are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that those instructions have been properly recorded.

You can vote by calling the toll-free telephone number on your proxy card 1-800-690-6903. Please have your proxy card in hand when you call. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

The website for Internet voting is www.proxyvote.com. Please have your proxy card in hand when you go online. As with telephone voting, you can confirm that your instructions have been properly recorded.

Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day, and will close at 11:59 p.m. Eastern Daylight Time on May 22, 2013.

The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive from those parties.

If you vote by telephone or on the Internet, you do not have to return your proxy card or voting instruction card.

•	In Person, at the Annual Meeting

All shareholders may vote in person at the Annual Meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must take the following three steps in order to be able to attend and vote at the Annual Meeting: (1) obtain a legal proxy from your broker, bank or other holder of record and present this legal proxy to the inspector of elections along with your ballot, (2) contact our Investor Relations department to obtain an admission card and present the admission card to the inspector of elections and (3) present an acceptable form of photo identification, such as a driver’s license or passport, to the inspector of elections.

Shareholders who do not attend the Annual Meeting in person may submit proxies by mail. These proxies, if received in time for voting, properly executed and not revoked, will be voted at the Annual Meeting in accordance with the instructions contained therein. If no instructions are indicated, the shares represented by the proxy will be voted as follows:

•	FOR the election of the director nominees named herein;

•	FOR the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for fiscal year 2013; and

•	in accordance with the judgment of the proxy holders as to any other matter that may be properly brought before the Annual Meeting, including any adjournments and postponements thereof.

Revocability of Proxy. Any shareholder returning a proxy may revoke it at any time before the proxy is exercised by (i) sending a written notice to the Secretary of the Company at the address below; (ii) timely delivery of a valid, later-dated proxy or a later-dated vote by telephone or on the Internet; or (iii) voting in person at the Annual Meeting. The powers of the proxy holders will be suspended if you attend the Annual Meeting in person and so request, although attendance at the Annual Meeting will not by itself revoke a previously granted proxy. Any proxy not revoked will be voted as specified by the shareholder. If no choice is indicated, a proxy will be voted in accordance with the Board’s recommendations.

Fortress Investment Group LLC

1345 Avenue of the Americas

46th Floor

New York, NY 10105

Attention: David N. Brooks, Secretary

Persons Making the Solicitation. This Proxy Statement is sent on behalf of, and the proxies are being solicited by, the Board of Fortress. We will bear all costs of the solicitation of proxies. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by mail, telephone, telecopy, e-mail and personal interviews. We will request brokers, banks, custodians and other fiduciaries to forward proxy soliciting material to the beneficial owners of Class A and Class B shares that they hold of record. We will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of the proxy materials.

Attendance at the Annual Meeting. If you are a registered shareholder and plan to attend the Annual Meeting in person, please check the “Annual Meeting” box on the proxy card so that we may send you an admission card. If you are a beneficial owner of shares, you must take the following three steps in order to be able to attend and vote at the Annual Meeting: (1) obtain a legal proxy from your broker, bank or other holder of record and present this legal proxy to the inspector of elections along with your ballot, (2) contact our Investor Relations department to obtain an admission card and present the admission card to the inspector of elections and (3) present an acceptable form of photo identification, such as a driver’s license or passport, to the inspector of elections.

Copies of Annual Report to Shareholders. A copy of our Annual Report on Form 10-K for our most recently completed fiscal year (our “2012 10-K”) has been filed with the SEC and will be mailed to shareholders entitled to vote at the Annual Meeting with these proxy materials and is also available without charge to shareholders upon written request to: Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, New York 10105, Attention: Investor Relations. You can also find an electronic version of our 2012 10-K in the Public Shareholders section of the Fortress website (www.fortress.com).

Voting Results. Broadridge Financial Solutions, Inc., our independent tabulating agent, will count the votes and act as the inspector of elections. We will publish the voting results in a Current Report on Form 8-K, which will be filed with the SEC within four business days of the Annual Meeting.

Confidentiality of Voting. We keep all proxies, ballots and voting tabulations confidential as a matter of practice. We permit only our inspector of elections, Broadridge Financial Solutions, Inc., to examine these documents.

PROPOSAL NUMBER ONE

ELECTION OF DIRECTORS

(Item 1 on Proxy Card)

The first proposal is to elect the Class III directors to serve until the 2016 annual meeting of shareholders of Fortress or until their successors are duly elected or appointed and qualified, or until their earlier death, retirement, disqualification, resignation or removal.

Nominees. The Board unanimously proposes Peter L. Briger, Jr., Wesley R. Edens and Douglas L. Jacobs as nominees for election as Class III directors at the Annual Meeting. If elected at the Annual Meeting, the directors will hold office from election until the 2016 annual meeting of shareholders of Fortress or until their successors are duly elected or appointed and qualified, or until their earlier death, retirement, disqualification, resignation or removal. If any of the nominees becomes unavailable or unwilling to serve, an event that the Board does not presently expect, the persons named as proxies will vote your shares for another person nominated by the Board.

The Board recommends a vote FOR the above-named nominees to serve as our directors until the 2016 annual meeting of Fortress or until their successors are duly elected or appointed and qualified, or until their earlier death, retirement, disqualification, resignation or removal.

Unless otherwise instructed, we will vote all proxies we receive FOR Messrs. Briger, Edens and Jacobs.

Information Concerning Our Directors, Including Our Director Nominees

Our Board currently consists of the directors listed below and is divided into three classes. The members of each class of directors serve staggered three-year terms.

Our Board of Directors is currently classified as follows:

Class	Term Expiration	Director	Age
Class I	2014	David B. Barry	47
		Richard N. Haass	61
		Randal A. Nardone	57

Class II	2015	Michael E. Novogratz	48
		George W. Wellde, Jr.	60

Class III	2013	Peter L. Briger, Jr.	49
		Wesley R. Edens	51
		Douglas L. Jacobs	65

Each of our directors was selected because of the knowledge, experience, skill, expertise and diversity the director contributes to the Board of Directors as a whole. Our directors have extensive familiarity with our business and experience from senior positions in large, complex organizations. In these positions, they gained core management skills, such as strategic and financial planning, and experience in public company financial reporting, corporate governance, risk management and leadership development. The Nominating, Corporate Governance and Conflicts Committee believes that each of the directors also has key attributes that are important to an effective board of directors: integrity and demonstrated high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion; diversity of origin, background, experience and thought; and the commitment to devote significant time and energy to service on the Board of Directors and its committees.

Set forth below is certain biographical information regarding our directors, including the director nominees. See “Security Ownership of Certain Beneficial Owners and Management” in this Proxy Statement for a description of securities beneficially owned by our directors, including the director nominees.

David B. Barry	David Barry has been a member of the Board of Directors since January 2011. Mr. Barry is President of Ironstate Development Company, a privately held real estate development and management company based in Hoboken, New Jersey. The company engages in the development of large scale residential and hotel projects in the Northeast United States. The company currently owns and manages over 6,000 residential units and currently has approximately $1 billion in the development pipeline. Mr. Barry’s expertise and responsibilities include oversight of all aspects of real estate development for the company, including planning, acquisition, approval, financing, construction, marketing, sales and leasing. Mr. Barry possesses substantial experience with a multitude of development issues, including environmental remediation, public/private partnerships, complex financing structures, redevelopment law and urban development regulations. Mr. Barry received his B.A. from Columbia University in 1987 and his J.D., magna cum laude, from Georgetown University Law Center in 1990. Mr. Barry was captain of the Columbia wrestling team and received All Ivy honors while there. Mr. Barry is a trustee of Beat the Streets Wrestling, Inc., a board member of the New Jersey Apartment Association, team leader for USA Wrestling for the 2012 Olympics and a member of the Board of Governors for the National Wrestling Hall of Fame. Mr. Barry’s knowledge, skill, expertise and experience, as described above, as well as his familiarity with our Company led our Board of Directors to conclude that Mr. Barry should be elected to serve as a director.

Peter L. Briger, Jr.

Peter L. Briger, Jr. has been Co-Chairman of the Board of Directors since August 2009, and he has been a member of the Board of Directors since November 2006. Mr. Briger has been a member of the Management Committee since joining Fortress in 2002. Mr. Briger is responsible for the credit fund business, which includes running the Drawbridge Special Opportunities Funds. Prior to joining Fortress, Mr. Briger spent 15 years at Goldman, Sachs & Co., where he became a partner in 1996. Over the course of his career at Goldman Sachs, he held the positions of co-head of the Whole Loan Sales and Trading business, co-head of the Fixed Income Principal Investments Group, co-head of the Asian Distressed Debt business, co-head of the Goldman Sachs Special Opportunities (Asia) Fund LLC and co-head of the Asian Real Estate Private Equity business. In addition, he was a member of the Goldman Sachs Global Control and Compliance Committee, a member of the Goldman Sachs Asian Management Committee and a member of the Goldman Sachs Japan Executive Committee. Mr. Briger received a B.A. from Princeton University and an M.B.A. from the Wharton School of Business at the University of Pennsylvania. Mr. Briger currently serves on the board of directors of the Princeton University Investment Company. Mr. Briger’s extensive credit, private equity finance and management expertise, as described above, as well as his deep familiarity with our Company led our Board of Directors to conclude that Mr. Briger should be elected to serve as a director.

Wesley R. Edens	Wesley R. Edens has been Co-Chairman of the Board of Directors since August 2009, and he has been a member of the Board of Directors since November 2006. Mr. Edens has been a member of the Management Committee of Fortress since co-founding the Company in 1998. Mr. Edens is responsible for the Company’s private equity and publicly traded alternative investment businesses. He is Chairman of the board of directors of each of Brookdale Senior Living Inc., Florida East Coast Railway Corp., GateHouse Media, Inc., Mapeley Limited, Nationstar Mortgage Holdings Inc., and Newcastle Investment Corp., and he is a director of GAGFAH S.A., Penn National Gaming Inc., Springleaf Finance Corporation and Springleaf Finance Inc. Mr. Edens was Chief Executive Officer of Global Signal Inc. from February 2004 to April 2006 and Chairman of the board of directors from October 2002 to January 2007. Mr. Edens also previously served on the boards of the following publicly traded companies and registered investment companies: Aircastle Limited from August 2006 to August 2012; Rail America Inc. from November 2006 to October 2012; Crown Castle Investment Corp. (merged with Global Signal Inc.) from January 2007 to July 2007; Eurocastle Investment Limited, from August 2003 to November 2011; Fortress Brookdale Investment Fund LLC, from August 2000 (deregistered with the SEC in March 2009); Fortress Pinnacle Investment Fund, from July 2002 (deregistered with the SEC in March 2008); Fortress Investment Trust II, from July 2002 (deregistered with the SEC in January 2011); and RIC Coinvestment Fund LP, from May 2006 (deregistered with the SEC in June 2009). Prior to forming Fortress, Mr. Edens was a partner and managing director of BlackRock Financial Management Inc., where he headed BlackRock Asset Investors, a private equity fund. In addition, Mr. Edens was formerly a partner and managing director of Lehman Brothers. Mr. Edens received a B.S. in Finance from Oregon State University. Mr. Edens’s extensive credit, private equity finance and management expertise, extensive experience as an officer and director of public companies and his deep familiarity with our Company led our Board of Directors to conclude that Mr. Edens should be elected to serve as a director.

Richard N. Haass

Dr. Richard N. Haass became a member of the Board of Directors in February 2007. Dr. Haass is president of the Council on Foreign Relations, a position he has held since July 2003. Prior to his current position, Dr. Haass was director of policy planning for the U.S. Department of State, where he was a principal adviser to Secretary of State Colin Powell on a broad range of foreign policy concerns, and acted as U.S. coordinator for policy toward the future of Afghanistan and the lead U.S. government official in support of the Northern Ireland peace process. From 1989 to 1993, Dr. Haass was special assistant to President George Bush and senior director for Near East and South Asian affairs on the staff of the National Security Council. Previously, he served in various posts in the United States Departments of State and Defense. Dr. Haass has received the State

Department’s Distinguished Honor Award and the Presidential Citizens Medal. Dr. Haass has been director of foreign policy studies at the Brookings Institution and taught at or been associated in various capacities with Hamilton College, the Carnegie Endowment for International Peace, Harvard University’s Kennedy School of Government and the International Institute for Strategic Studies. Dr. Haass holds a bachelor’s degree from Oberlin College and both a Master and Doctor of Philosophy degrees from Oxford University. Dr. Haass’s extensive knowledge of world affairs as well as domestic and foreign policy issues, his extensive experience with large organizations and deep familiarity with our Company led our Board of Directors to conclude that Dr. Haass should be elected to serve as a director.

Douglas L. Jacobs	Douglas L. Jacobs has been a member of the Board of Directors since February 2007. Mr. Jacobs is a director of Doral Financial Corporation, a financial services company, where he is Chairman of the Risk Policy Committee. Mr. Jacobs is a director of Clear Channel Outdoor Holding, Inc., and outdoor advertising company where he serves as Chairman of the Audit Committee and a member of the Compensation Committee. Mr. Jacobs is also a director of Springleaf Finance Corporation, where he is Chairman of the Audit Committee. From November 2004 to mid-2008, Mr. Jacobs was also a director of ACA Capital Holdings, Inc., a financial guaranty company, where he was Chairman of the Audit Committee and a member of the Compensation Committee and Risk Management Committees. Mr. Jacobs was a director and Chairman of the Audit Committee for Global Signal Inc. from February 2004 until January 2007. Mr. Jacobs has also been a director of Hanover Capital Mortgage Holdings, Inc. from 2003 until 2007. From 1988 to 2003, Mr. Jacobs was at FleetBoston Financial Group, where he became an Executive Vice President and Treasurer responsible for managing the company’s funding, securitization, capital, and asset and liability management activities in addition to its securities, derivatives, and mortgage loan portfolios. Prior to joining FleetBoston, Mr. Jacobs was active in a variety of positions at Citicorp over 17 years, culminating in his role as Division Executive of the Mortgage Finance Group. Mr. Jacobs holds a B.A. from Amherst College and an M.B.A. from the Wharton School of Business at the University of Pennsylvania. Mr. Jacobs’s finance and management expertise, experience serving on public company boards and committees and deep familiarity with our Company led our Board of Directors to conclude that Mr. Jacobs should be elected to serve as a director.

Randal A. Nardone

Randal A. Nardone has been a member of the Board of Directors since November 2006 and has been a member of the Management Committee of Fortress since co-founding the Company in 1998. Mr. Nardone has been our Interim Chief Executive Officer since December 2011. Mr. Nardone is a director of Alea Group Holdings (Bermuda) Ltd., Brookdale Senior Living, Inc., Eurocastle Investment Limited, GAGFAH S.A., Springleaf Finance Corporation and Springleaf Finance Inc. Mr. Nardone was previously a managing director of UBS from May 1997 to May 1998. Prior to joining UBS in 1997, Mr. Nardone was a principal of BlackRock Financial Management, Inc. Prior to joining BlackRock, Mr. Nardone was a partner and a member of the executive committee at the law firm of Thacher Proffitt & Wood. Mr. Nardone received a B.A. in English and Biology from the University of Connecticut and a J.D. from Boston University School of Law. Mr. Nardone’s extensive credit, private equity finance and management expertise, extensive experience as an officer and director of public companies and deep familiarity with our Company led our Board of Directors to conclude that Mr. Nardone should be elected to serve as a director.

Michael E. Novogratz	Michael E. Novogratz has been a member of the Board of Directors since November 2006. Mr. Novogratz has been a member of the Management Committee since joining Fortress in 2002. Mr. Novogratz is responsible for the liquid hedge fund business, which includes running the Drawbridge Global Macro Funds. Prior to joining Fortress, Mr. Novogratz spent 11 years at Goldman Sachs, where he became a partner in 1998. Mr. Novogratz held the positions of president of Goldman Sachs Latin America and the head of Fixed Income, Currencies and Commodities Risk in Asia, where he lived from 1992 to 1999. Mr. Novogratz received a B.A. from Princeton University, and he served as a helicopter pilot in the U.S. Army. Mr. Novogratz’s extensive trading, credit and finance expertise and deep familiarity with our Company led our Board of Directors to conclude that Mr. Novogratz should be elected to serve as a director.

George W. Wellde, Jr.	George W. Wellde, Jr. has been a member of our Board of Directors since August 2009. Mr. Wellde served as vice chairman of the Securities Division at Goldman, Sachs & Co. from 2005 until his retirement in 2008. Prior to that, Mr. Wellde was head of North America Sales for the Fixed Income, Currency and Commodities division at Goldman, Sachs & Co. Mr. Wellde joined Goldman Sachs in 1979, became a partner in 1992. In addition, he was branch manager of the Goldman Sachs Tokyo office and head of its Fixed Income Division from 1994 to 1999. Prior to joining Goldman Sachs, Mr. Wellde worked for the Federal Reserve Board of Governors in Washington from 1976 to 1979. Mr. Wellde serves on the Board of Trustees of George Washington University in Washington, D.C. and is a senior member of the Investment Committee. Additionally, he is a member of the executive committee of the GAVI Alliance and serves as the Chairman of the Investment Committee. He currently serves on the board of the Partnership for Public Service in Washington, D.C. and is a member of the Council on Foreign Relations. Mr. Wellde previously served on the Board of Trustees at the University of Richmond from 2000 to 2010 and as chair of the Board from 2006 to 2010. Mr. Wellde holds a B.S. from the University of Richmond and an M.B.A. from George Washington University. Mr. Wellde’s extensive credit, finance and management expertise and deep familiarity with our Company led our Board of Directors to conclude that Mr. Wellde should be elected to serve as a director.

Legal Proceedings Involving Directors, Officers or Affiliates. There are no legal proceedings ongoing as to which any director, officer or affiliate of the Company, any owner of record or beneficially of more than five percent of any class of voting securities of the Company, or any associate of any such director, officer, affiliate of the Company or security holder, is a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our affiliates.

Director Independence. On April 10, 2013, the Board determined the independence of each member of the Board in accordance with the NYSE corporate governance rules and applicable rules of the United States Securities and Exchange Commission (“SEC”). Each director affirmatively determined by the Board to have met the standards set forth in Section 303A.02(b) of the NYSE listing standards is referred to herein as an “Independent Director.” The Board has determined that the following Board members are Independent Directors because none of them had a material relationship with the Company: David B. Barry, Richard N. Haass, Douglas L. Jacobs and George W. Wellde, Jr. In making its determinations, our Board considered all relevant facts and circumstances, as required by applicable NYSE listing standards, including a co-investment in real property among Messrs. Barry, Edens and Nardone, and Dr. Haass’s receipt of $50,000 from the Company for a public speaking engagement at a Company-sponsored investor conference.

The NYSE rules generally require that the boards of most listed companies consist of a majority of “independent directors” and that the nominating/corporate governance committee, the compensation committee and the audit committee of the Board consist entirely of “independent directors.” The Company, however, has elected to become a “controlled company” under the NYSE rules, and as a result, the Company is not required to comply with these requirements (other than the requirement that the audit committee of the Board consist entirely of independent directors). Under NYSE listing standards, whether a director is an “independent director” is a subjective determination to be made by the Board, and a director of Fortress only qualifies as “independent” if the Board affirmatively determines that the director has no material relationship with Fortress (either directly or as a partner, shareholder or officer of an organization that has a relationship with Fortress). While the test for independence is a subjective one, the NYSE rules also contain objective criteria that preclude directors from being considered independent in certain situations.

Specifically, persons meeting any of the following objective criteria would be deemed to be not independent:

•

A director who is an employee, or whose immediate family member is an executive officer, of Fortress (including any consolidated subsidiary) may not be considered independent until three years after the end of such employment relationship;

•

A director who has received, or whose immediate family member has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from Fortress (including any consolidated subsidiary), other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•

A director (i) who is, or whose immediate family is, a current partner of a firm that is the internal or external auditor of Fortress; (ii) who is a current employee of such a firm; (iii) whose immediate family member is a current employee of such firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) who was, or whose immediate family member was, within the last three years (but is no longer) a partner or employee of such a firm and personally worked on Fortress’s audit within that time;

•

A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of Fortress’s present executives serve on that company’s compensation committee may not be considered independent until three years after the end of such service or the employment relationship; and

•

A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company (or a consolidated subsidiary of such company) that makes payments to, or receives payments from, Fortress for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues may not be considered an independent director until three years after falling below such threshold.

Ownership, either directly or indirectly, of a significant amount of Fortress’s Class A or Class B shares, by itself, does not constitute a material relationship. In addition, an investment in one or more Fortress Funds, by itself, also does not constitute a material relationship.

The Board has not established additional guidelines to assist it in determining whether a director has a material relationship with Fortress under NYSE rules. Instead, it evaluates each director or nominee for director under the tests set forth by the NYSE and through a broad evaluation of all relevant facts and circumstances. The Board, when assessing the materiality of a director’s relationship with Fortress, also considers the issue not merely from the standpoint of the director but also from that of persons or organizations with which the director has an affiliation.

CORPORATE GOVERNANCE

The role of our Board is to ensure that Fortress is managed for the long-term benefit of our shareholders. To fulfill this role, the Board has adopted corporate governance principles designed to ensure compliance with all applicable corporate governance standards, including those provided by the SEC and the NYSE. In addition, the Board is informed regarding Fortress’s activities and periodically reviews, and advises management with respect to, Fortress’s annual operating plans and strategic initiatives.

We review our corporate governance policies and practices on an ongoing basis and compare them to those suggested by various authorities in corporate governance and the practices of other public companies. We continue to review the provisions of the Sarbanes-Oxley Act of 2002, new and proposed rules of the SEC and new and proposed listing standards of the NYSE.

Corporate Governance Guidelines. Based on this review, the Board adopted Corporate Governance Guidelines. The Corporate Governance Guidelines are posted on our website at http://www.fortress.com under “Public Shareholders — Corporate Governance” and are available in print to any shareholder of the Company upon request.

Code of Business Conduct and Ethics. The Board also adopted a Code of Business Conduct and Ethics to help ensure that Fortress abides by applicable corporate governance standards. This code applies to all directors, employees and officers, including our Interim Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and Controller. The code is posted on our website at http://www.fortress.com under “Public Shareholders — Corporate Governance” and is available in print to any shareholder of the Company upon request. The Company intends to post on its website any material amendments to its ethics code and the description of any waiver from a provision of the ethics code granted by the Board to any director or executive officer of the Company.

Communications with the Board of Directors. Shareholders and other interested parties who wish to communicate directly with any of the Company’s directors, including the non-management directors as a group or individually, may do so by writing to the Board of Directors, Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, NY 10105, Attention: David N. Brooks, General Counsel. All communications will be received, sorted and summarized by the General Counsel, as agent for the non-management directors. Communications relating to the Company’s accounting, internal accounting controls or auditing matters will be referred to the chairman of the Audit Committee. Other communications will be referred to such other directors as may be appropriate. Communications may be submitted anonymously or confidentially.

Meetings of the Board of Directors. During 2012, our Board held seven meetings. Each incumbent director (other than Mr. Barry and Mr. Shibata, who resigned on April 3, 2013) attended 75% or more of all meetings of the Board and committees on which the director served during 2012. In 2012, our Board met in executive sessions with only non-management directors present. The Company does not require directors to attend the annual shareholders’ meetings, although they are invited to attend.

Executive sessions of the non-management directors occur during the course of the year, in compliance with NYSE rules. “Non-management directors” include all directors who are not officers of the Company. The non-management director presiding at those sessions will rotate from meeting to meeting among the chairs of each of the Board’s committees, to the extent the director is present at the executive session.

Committees of the Board of Directors. The Board has standing Audit, Compensation and Nominating, Corporate Governance and Conflicts Committees. The table below indicates the current members and chairmen of each of these committees. All committee members are Independent Directors.

Name	Audit	Compensation	Nominating, Corporate Governance and Conflicts
David B. Barry	X		X
Richard N. Haass			X
Douglas L. Jacobs*	Chair	X
George W. Wellde, Jr.	X	Chair	Chair

*	Mr. Jacobs serves as the financial expert on our Audit Committee.

The Audit Committee. The Audit Committee acts under a written charter that has been approved by the Board and complies with the NYSE corporate governance rules and applicable SEC rules and regulations. A current copy of the charter is posted on the Company’s website at http://www.fortress.com under “Public Shareholders — Corporate Governance” and is available in print to any shareholder of the Company upon request. All members of the Audit Committee are Independent Directors. The Board has determined that each member of the Audit Committee is “financially literate” as defined by NYSE rules and that Mr. Jacobs is qualified to serve as the Audit Committee’s “financial expert” as defined by SEC regulations. A brief description of Mr. Jacobs’ work experience is included in “Proposal Number One: Election of Directors — Information Concerning Our Directors, Including Our Director Nominees.” Members of the Audit Committee do not receive any compensation from the Company other than their compensation as a director, committee member or, if applicable, committee chairman, in each case as described under “Director Compensation” in this Proxy Statement.

Our Audit Committee’s functions include:

•

reviewing the audit plans and findings of our independent registered public accounting firm and our internal audit staff, as well as the results of regulatory examinations, and tracking management’s corrective action plans where necessary;

•	reviewing our financial statements, including any significant financial items and/or changes in accounting policies, with our senior management and independent registered public accounting firm;

•	reviewing our financial risk and control procedures, compliance programs and significant tax, legal and regulatory matters; and

•

appointing annually our independent registered public accounting firm, evaluating its independence and performance and setting clear hiring policies for employees or former employees of the independent registered public accounting firm.

During the fiscal year ended December 31, 2012, the Audit Committee held five meetings. The Audit Committee occasionally met with the Company’s independent auditors in executive sessions after meetings. The report of the Audit Committee is included in this Proxy Statement.

The Compensation Committee. The Compensation Committee acts under a written charter that has been approved by the Board and complies with the NYSE corporate governance rules. A current copy of the charter is posted on the Company’s website at http://www.fortress.com under “Public Shareholders — Corporate Governance” and is available in print to any shareholder of the Company upon request. All members of the Compensation Committee are Independent Directors.

Our Compensation Committee’s functions include:

•	reviewing and recommending to the Board the salaries, benefits and equity incentive grants for all employees, consultants, officers, directors and other individuals we compensate; and

•	overseeing our compensation and employee benefit plans, including the Principal Compensation Plan.

The Compensation Committee held four meetings during the fiscal year ended December 31, 2012. The report of the Compensation Committee is included in this Proxy Statement. Additional information on the Compensation Committee’s procedures and processes regarding the determination of executive compensation is included below under “Executive Compensation — Compensation Discussion and Analysis.”

The Nominating, Corporate Governance and Conflicts Committee. The Nominating, Corporate Governance and Conflicts Committee acts under a written charter that has been approved by the Board and complies with the NYSE corporate governance rules. A current copy of the charter is posted on the Company’s website at http://www.fortress.com under “Public Shareholders — Corporate Governance” and is available in print to any shareholder of the Company upon request. The Nominating, Corporate Governance and Conflicts Committee held two meetings during the fiscal year ended December 31, 2012.

Our Nominating, Corporate Governance and Conflicts Committee functions include:

•

reviewing the performance of our Board and making recommendations to the Board regarding the selection of candidates, qualification and competency requirements for service on the Board and the suitability of proposed nominees as directors;

•	advising the Board with respect to the corporate governance principles applicable to us;

•	overseeing the evaluation of the Board and Fortress’s management;

•	reviewing and approving in advance any related party transaction, other than those that are pre-approved pursuant to pre-approval guidelines or rules established by the committee; and

•	establishing guidelines or rules to cover specific categories of transactions.

The Nominating, Corporate Governance and Conflicts Committee works with the Board to determine the appropriate and necessary characteristics, skills and experience of the Board, both as a whole and with respect to its individual members. The committee evaluates biographical and background information relating to potential candidates and interviews candidates selected by members of the committee and by the Board in making its decisions as to prospective candidates to the Board. While the committee does not specifically set forth any minimum skills that a candidate must have prior to consideration, the committee thoroughly examines a candidate’s understanding of the Company’s business and other elements relevant to the success of a publicly traded company in today’s business environment and educational and professional background. In determining whether to recommend a director for re-election, the Nominating, Corporate Governance and Conflicts Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board. The Nominating, Corporate Governance and Conflicts Committee has the authority to identify potential nominees by asking current directors and executive officers to notify the Nominating,

Corporate Governance and Conflicts Committee if they become aware of suitable candidates. As described below, the Nominating, Corporate Governance and Conflicts Committee will also consider candidates recommended by shareholders. We have not paid any third party a fee to assist in the process of identifying or evaluating candidates; however the Nominating, Corporate Governance and Conflicts Committee may elect in the future to engage firms that specialize in identifying director candidates.

All director candidates, including those recommended by shareholders, are evaluated on the same basis. Candidates for director must possess the level of education, experience, sophistication and expertise required to perform the duties of a member of a board of directors of a public company of the Company’s size and scope. At a minimum, the committee will consider: (i) whether the recommended candidate is subject to a disqualifying factor as described in Section 303A.02(b) of the NYSE listing standards; (ii) the number of other boards and committees on which the individual serves; (iii) the extent of the individual’s experience in business, trade, finance or management; (iv) the extent of the individual’s knowledge of regional, national and international business affairs; (v) whether the individual possesses the overall judgment to advise and direct the Company in meeting its responsibilities to shareholders, customers, employees and the public; (vi) whether the individual provides the appropriate experience and expertise in light of the prevailing business conditions and the composition of the Board; and (vii) any other factors, including those set forth in the Corporate Governance Guidelines, relating to the ability and willingness of the individual to serve. The Company does not have a formal policy with regard to the consideration of diversity in identifying director-nominees, but the Nominating, Corporate Governance and Conflicts Committee strives to nominate individuals with a variety of complementary attributes and skills. Director-nominees are also selected to provide the expertise and skills that may be required by board committees to fulfill their duties. The committee assesses its achievement of diversity through the review of Board composition as part of the Board’s annual self-assessment process.

While the Corporate Governance Guidelines provide that the committee may, if it deems appropriate, establish procedures to be followed by shareholders in submitting recommendations for Board candidates, the Nominating, Corporate Governance and Conflicts Committee has not, at this time, put in place a formal policy with regard to such procedures. The Board believes that it is appropriate for Fortress not to have a specific policy because shareholders are always free to submit recommendations for Board candidates, simply by following the procedures set forth in our Operating Agreement. Shareholders wishing to nominate an individual for election at an annual meeting of shareholders must give timely notice to the Company’s Secretary and comply with all of the procedures set forth in our Operating Agreement, as described further in “Shareholder Proposals and Nominations for Next Year’s Annual Meeting.”

Policy Regarding Roles of Chief Executive Officer and Chairmen of the Board of Directors. The Company does not have a policy to separate the roles of Chief Executive Officer and Co-Chairman of the Board of Directors, as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board. Mr. Edens served as the Company’s Chief Executive Officer and Chairman of the Board of Directors until August 2009, when we appointed a new Chief Executive Officer and Mr. Edens and Mr. Briger were appointed Co-Chairmen of the Board. Mr. Nardone is currently serving as Interim Chief Executive Officer of the Company. Mr. Nardone also serves as a director, a structure that permits him to focus on the management of the Company’s day-to-day operations while still fostering communication between the Company’s management and the Board of Directors. The Company does not have a lead independent director.

Board Role in Risk Oversight

Our Board plays a role in risk management at the enterprise level, but not at the fund level, as discussed in more detail below.

The Company and Its Consolidated Subsidiaries

The Company’s risk management is overseen by our Chief Financial Officer, Dan Bass, who works in conjunction with Chief Risk Officer Hilmar Schaumann, Interim Chief Executive Officer Randal Nardone, and the various business risk managers to monitor and evaluate enterprise level risk. Enterprise risk management is focused on balance sheet and corporate funding risk, as well as identification of systemic risks which could have broad impact across our diversified group of businesses.

The Board regularly reviews information regarding the Company’s market, credit, counterparty and operational risks, including its liquidity. In addition to the formal compliance program, the Board encourages management to promote a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations.

Fortress Funds

As we have discussed in our prior annual and quarterly reports, the Board is not responsible and does not play a role in overseeing the risk management of any Fortress fund. The Board has no ability to influence any fund’s choice of, or the amount of a fund’s exposure to, any given counterparty. As a result, our funds may have concentrated exposure to one or more counterparties and thus be exposed to a heightened risk of loss if that counterparty defaults. This may mean that the Company has a significant concentration of risk with one or more particular counterparties at any particular time when aggregate counterparty risk is measured across all of the various Fortress funds. Mr. Schaumann’s primary role at the firm is that of Chief Risk Officer of our Liquid Markets business unit.

Employee Compensation Policies and Risk Management. The Company generally compensates its employees with a combination of cash and Restricted Share Units (“RSUs”) or other equity or equity-like arrangements designed to align the employees’ interests with the long-term interest of our shareholders. In general, as employees become more senior and highly-compensated, we increase the portion of their total compensation that is paid with equity or equity-like arrangements.

EXECUTIVE OFFICERS

Set forth below is information pertaining to our executive officers who currently hold office:

Name	Age	Position
Peter L. Briger, Jr.	49	Principal and Director
Wesley R. Edens	51	Principal and Director
Randal A. Nardone	57	Principal, Director and Interim Chief Executive Officer
Michael E. Novogratz	48	Principal and Director
Daniel N. Bass	46	Chief Financial Officer
David N. Brooks	42	Vice President, General Counsel and Secretary

Peter L. Briger, Jr. has been one of our Principals since 2002. Additional information regarding Mr. Briger is located in this Proxy Statement under “Proposal Number One: Election of Directors — Information Concerning Our Directors, Including Our Director Nominees.”

Wesley R. Edens has been one of our Principals since 1998. Additional information regarding Mr. Edens is located in this Proxy Statement under “Proposal Number One: Election of Directors — Information Concerning Our Directors, Including Our Director Nominees.”

Randal A. Nardone has been our Principals since 1998 and Interim Chief Executive Officer since December 2011. Additional information regarding Mr. Nardone is located in this Proxy Statement under “Proposal Number One: Election of Directors — Information Concerning Our Directors, Including Our Director Nominees.”

Michael E. Novogratz has been one of our Principals since 2002. Additional information regarding Mr. Novogratz is located in this Proxy Statement under “Proposal Number One: Election of Directors — Information Concerning Our Directors, Including Our Director Nominees.”

Daniel N. Bass joined Fortress as Chief Financial Officer in November 2003. Prior to joining Fortress, Mr. Bass spent 11 years at Deutsche Bank. Over the course of his career at Deutsche Bank, he held the positions of managing director of DB Capital Partners and managing director, Global Business Area Controller of Deutsche Bank’s Corporate Investments Division. Prior to that, Mr. Bass was a Senior Associate in the International Tax Practice at Coopers & Lybrand. Mr. Bass received both a B.S. and a Masters in Accounting from Florida State University.

David N. Brooks is the General Counsel of Fortress. Mr. Brooks joined Fortress in 2004 as the Deputy General Counsel and succeeded to the General Counsel role in February 2007. Prior to joining Fortress, Mr. Brooks was associated with Cravath, Swaine & Moore LLP, where he specialized in mergers and acquisitions, capital markets transactions, including initial public offerings and high-yield debt issuances, and providing corporate governance advice to large public companies. Mr. Brooks received a B.S. in Economics from Texas A&M University and a J.D. from the University of Texas School of Law.

OWNERSHIP OF THE COMPANY’S SHARES

Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors, executive officers and persons who own more than ten percent of a registered class of our equity securities to file with the SEC reports of ownership on Form 3 and changes in ownership on Forms 4 and 5. Such officers, directors and greater-than-ten percent shareholders are also required by the SEC to furnish the Company with copies of all forms they file under this regulation. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company, all Section 16(a) filing requirements applicable to all of its reporting persons were complied with during the fiscal year ended December 31, 2012 (other than three Form 4s for each of Messrs. Bass and Brooks, and one Form 4 for each of Messrs. Barry, Briger and Novogratz and Mr. John Konawalik, which were filed late).

Security Ownership of Certain Beneficial Owners and Management. The following table sets forth, as of April 10, 2013, the beneficial ownership of our Class A and Class B shares by (1) each person known to us to beneficially own more than 5% of any class of the outstanding shares of the Company, (2) each of our directors, (3) each of our named executive officers and (4) all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. To our knowledge, each person named in the table below has sole voting and investment power with respect to all of the Class A and Class B shares shown as beneficially owned by such person, except as otherwise set forth in the notes to the table and pursuant to applicable community property laws. Unless otherwise indicated, the address of each person named in the table is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, New York 10105.

Name of Beneficial Owner	Class A Shares Beneficially Owned as of April 10, 2013				Class B Shares Beneficially Owned as of April 10, 2013		Total Percentage of Voting Power(4)
	Number of Shares(1)		Percent of Class(2)		Number of Shares	Percent of Class(3)
Peter L. Briger, Jr.(5)	67,295,264		22.2%		66,575,264	26.7%	13.8
Wesley R. Edens(6)	70,093,397		22.9%		69,268,475	27.7%	14.4
Randal A. Nardone(7)	51,062,521		17.8%		50,342,520	20.2%	10.5
Michael E. Novogratz(8)	64,180,258		21.4%		63,040,970	25.3%	13.2
Daniel N. Bass	391,298		*		—	—	*
David N. Brooks	191,418		*		—	—	*
David B. Barry	717,952		*		—	—	*
Richard N. Haass	174,275		*		—	—	*
Douglas L. Jacobs	146,175		*		—	—	*
George W. Wellde Jr.	274,763		*		—	—	*
All directors and executive officers as a group (11 persons)	5,345,716	(9)	2.3	%(9)	249,227,229	99.9%	52.0%
5% Shareholders:
Nomura Investment Managers U.S.A., Inc.(10)	60,568,275		25.6%		—	—	12.5%
Adam Levinson(11)	20,658,313		8.7%		307,143	*	4.2%
Credit Suisse AG(12)	12,221,222		5.2%		—	—	2.5%

*	Less than 1%

(1)	In the case of the Principals, the number presented represents both Class A shares and Fortress Operating Group Units (“FOG units”), each of which is (together with a corresponding Class B share) exchangeable into a Class A share from time to time in accordance with the Exchange Agreement (as defined below). For more information about the Exchange Agreement, see below “Certain Relationships and Related Party Transactions — Related Party Transactions — Exchange Agreement.”

(2)	The percentage of beneficial ownership of Class A shares is based on 236,681,342 Class A shares outstanding as of the date of this Proxy Statement, and, in the case of each of our Principals (Messrs. Briger, Edens, Nardone and Novogratz), the percentage is based on the number of Class A shares deemed to be beneficially owned by such principal divided by the sum of (x) 236,681,342 Class A shares outstanding as of the date of this Proxy Statement , plus (y) the number of FOG units owned by such Principal. The percentage of beneficial ownership excludes 22,816,235 outstanding unvested RSUs.

(3)	The percentage of beneficial ownership of Class B shares is based on 249,534,372 Class B shares outstanding as of the date of this Proxy Statement.

(4)	The total percentage of voting power is based on 236,681,342 Class A shares and 249,534,372 Class B shares outstanding as of the date of this Proxy Statement. The total percentage of voting power excludes 22,816,235 outstanding unvested RSUs.

(5)	Of the number of Class A shares reported to be beneficially owned by Mr. Briger, 720,000 are Class A shares and the remainder are FOG units, which are exchangeable into Class A shares as described in footnote (1) above.

(6)	Of the number of Class A shares reported to be beneficially owned by Mr. Edens, 824,922 are Class A shares and the remainder are FOG units, which are exchangeable into Class A shares as described in footnote (1) above.

(7)	Of the number of Class A shares reported to be beneficially owned by Mr. Nardone, 720,001 are Class A shares and the remainder are FOG units, which are exchangeable into Class A shares as described in footnote (1) above.

(8)	Of the number of Class A shares reported to be beneficially owned by Mr. Novogratz, 1,139,288 are Class A shares and the remainder are FOG units, which are exchangeable into Class A shares as described in footnote (1) above.

(9)	The number and percentage of Class A shares excludes the Class A shares that are deemed to be beneficially owned by the Principals pursuant to their exchange rights as described in footnote (1) above.

(10)	This information is based on filings with the SEC by Nomura Investment Managers U.S.A., Inc. and its affiliates (“Nomura”) and the shares granted to Mr. Shibata as director compensation, which are assigned to Nomura. Nomura’s address is c/o Nomura Holdings, Inc., 1-9-1, Nihonhashi, Chuo-ku, Tokyo, 103-8011 Japan.

(11)	Mr. Levinson is a senior employee of the Company who is not a Principal, director or “named executive officer.” In January 2013, 10,333,334 of Mr. Levinson’s Restricted Partnership Units (“RPUs”) vested into FOG units. In March 2013, Mr. Levinson exchanged all of these FOG units (together with the corresponding B shares) for Class A shares. The acquisition of Class A shares in connection with this exchange and a similar exchange in 2012 has resulted in Mr. Levinson’s ownership of Class A shares exceeding 5%. Mr. Levinson’s address is 20 McCallum Street, 19-01 Tokio Marine Center, 19th Floor, Singapore, Singapore 069046.

(12)	This information is based on a Schedule 13G filed with the SEC on February 14, 2013, by Credit Suisse AG, 11 Madison Avenue, New York, NY 10010.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We believe that it is important for our shareholders to understand how we compensate our top executives and the rationale for our compensation decisions. Set forth below is a detailed discussion regarding the compensation of our “named executive officers” during the last completed fiscal year, which include our Interim Chief Executive Officer, our Chief Financial Officer, our General Counsel and the individuals who served as our Principals in the last completed fiscal year: Peter L. Briger, Jr., Wesley R. Edens, Robert I. Kauffman, Randal A. Nardone and Michael E. Novogratz. Mr. Kauffman retired from the Company in December 2012.

Our Compensation Goals and Philosophy — Principals

The primary goals of our compensation arrangements with our Principals are to: align their interests with the interests of our shareholders; ensure the ongoing, uninterrupted management of each of our businesses by the Principals who sponsor them and, in many cases, act as their chief investment officers; and further incentivize the Principals to raise new capital for our funds.

To achieve these goals, in August 2011 we entered into new, five-year employment agreements with our Principals effective January 1, 2012, on terms and conditions substantially similar to those of their previous agreements. In connection with the new employment agreements, we adopted a Principal Compensation Plan under which the Principals will receive annual payments based on the performance of the existing assets under management (“AUM”) of Fortress’s flagship hedge funds during a given year and on their success in raising and investing new funds across our businesses and the performance of those new funds during a given fiscal year (“Principal Performance Payments”).

Under the Principal Compensation Plan, Principal Performance Payments are comprised of a mix of cash and equity-based compensation, with the equity component becoming larger as performance, and the size of the payments, increases. Specifically, the Principal Compensation Plan calls for payments of: (i) 20% of the incentive income earned from existing flagship hedge fund AUM and 20% of the fund management distributable earnings above a threshold for Castles existing at January 1, 2012, as well as (ii) either 10% or 20% (based on the level of involvement of the Principal) of the fund management distributable earnings of new AUM in new businesses and 20% of fund management distributable earnings for new flagship hedge fund AUM. Payments of up to 10% of fund management distributable earnings before Principal Performance Payments, in each of the Principals’ respective businesses, are made in cash, and payments in excess of this threshold are made in RSUs that will vest in equal increments over three years.

Pursuant to the new employment agreements, each Principal receives annual compensation of $200,000. The Principals’ employment agreements contain customary post-employment non-competition and non-solicitation covenants. In order to ensure the Principals’ compliance with such covenants, an amount equal to 50% of the after-tax cash portion of any Principal Performance Payments are subject to mandatory investment in Fortress-managed funds, and such invested amounts will serve as collateral against any breach of those covenants. The Principals’ employment agreements are described in more detail below under the section “— Employment Agreements with Our Named Executive Officers.”

Prior to the adoption of the Principal Compensation Plan, the only element of the Principals’ compensation (since our initial public offering in February 2007) was an annual salary of $200,000 pursuant to employment agreements that were set to expire in February 2012. The Principals did not receive any bonus payments directly from us, although they did (and continue to) receive distributions with respect to their ownership of Fortress Operating Group units, in the same amount per unit and generally at the same time as distributions are made to us in respect of the Fortress Operating Group units we hold.

Our Compensation Goals and Philosophy — Named Executive Officers (other than Principals)

As with our Principals, we seek to compensate our Chief Financial Officer and General Counsel (sometimes referred to below, along with our Principals, as our “named executive officers” or “officers”) in a manner that aligns their compensation with the creation of long-term value for our shareholders. To achieve this goal, we have designed compensation packages for these named executive officers that aim to reward sustained financial and operational performance for all of our businesses and to motivate these executives to remain with the Company for long and productive careers. Our Chief Financial Officer and General Counsel do not have any role in determining any aspect of their compensation.

Mr. Nardone, our Interim Chief Executive Officer, is also a Principal and is therefore compensated by us under the Principal Compensation Plan.

Compensation Elements We Use To Achieve Our Compensation Goals

We use the following compensation elements as tools to reward and retain our Chief Financial Officer and General Counsel:

•	Base Salary — We provide a base salary of $200,000 to assist each officer with paying basic living expenses during the calendar year;

•

Bonus — We generally pay discretionary cash bonuses at the beginning of the year for the prior year’s performance based upon an evaluation as to how well the officer performed during the year in helping the Company achieve its goals; for 2012, the bonuses for our Chief Financial Officer and General Counsel were paid based on the achievements and factors described below in “— Determining Compensation for Our Chief Financial Officer in 2012” and “— Determining Compensation for Our General Counsel in 2012”;

•

Restricted Share Units — We use RSUs, which are typically subject to service-based vesting conditions, as a component of each officer’s compensation because we believe that this form of equity-based compensation in the Company incentivizes the officer to (1) remain with the Company and (2) build the Company in ways that create long-term value for our shareholders and do not promote making business decisions that involve the Company undertaking excessive levels of risk;

•

Profit Sharing Interests in Fortress Funds Performance — We grant our Chief Financial Officer and General Counsel interests in a portion of the profits (which interests may be calculated and awarded either in the form of partnership interests or paid out in cash on an annual basis) earned by us through our management of various Fortress Funds to incentivize each officer to devote focus to building our various businesses; and

•

Other Compensation — We also provide our named executive officers with other compensation and benefits, which are reflected in the “All Other Compensation” column of the Summary Compensation Table set forth below, that we believe are reasonable, competitive and consistent with the Company’s overall executive compensation goals and philosophy.

Determining Compensation for Our Chief Financial Officer in 2012

Daniel Bass has served as our Chief Financial Officer since 2003. As the leader of the Company’s finance and accounting, Mr. Bass is responsible for overseeing the financial operations of the Company. Mr. Bass also oversees our Human Resources, IT and Facilities departments. His strategic and operational responsibilities include, among other things, ensuring that the Company is efficiently financed and maintains sufficient liquidity. In addition, Mr. Bass is responsible for overseeing the Company’s financial statements and continuing to build relationships with our investors and financial counterparties.

Mr. Bass played a critical role in helping the Company maintain a strong balance sheet and improving our liquidity during 2012. As part of this effort, Mr. Bass played a crucial role in ensuring compliance with our credit agreement. In addition, Mr. Bass led our continuing efforts to enhance the Company’s controllership and finance functions in order to facilitate our compliance with the requirements of the Sarbanes-Oxley Act of 2002. Mr. Bass also led our efforts to enhance our Human Resources, IT and Facilities departments to serve our employees. In light of these achievements, Mr. Bass received a discretionary bonus of $2,100,000 and the other compensation set forth in the “Summary Compensation Table” below.

Determining Compensation for Our General Counsel in 2012

As the leader of the Company’s legal and compliance department since our initial public offering, Mr. Brooks has overall responsibility for all legal and compliance matters. These matters span a broad array of complex laws and regulations around the globe, with the scope and complexity of such laws and regulations increasing substantially in this heightened regulatory environment. Mr. Brooks also serves as Secretary of the Company.

During 2012, Mr. Brooks enhanced the Company’s legal and compliance departments. Mr. Brooks supervised the Company’s efforts to comply with the emerging legal requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as the legal requirements of the Sarbanes-Oxley Act of 2002 and the NYSE. As Secretary of FIG LLC, Mr. Brooks also supervised the relationship between FIG LLC, an affiliate of the Company that is a registered investment adviser under the Investment Advisers Act of 1940 and serves as the registered investment adviser for various Fortress funds, and the SEC. Mr. Brooks also provided valuable advice to each of our businesses to assist them in both building and managing their businesses effectively. In light of these achievements, Mr. Brooks received a discretionary bonus of $2,000,000 as well as the compensation set forth in the “Summary Compensation Table” below.

Use of Compensation Consultant

During 2012, senior management engaged McLagan Partners to assist us in comparing the compensation packages (including perquisites) we offer to our Chief Financial Officer and General Counsel to the compensation packages our peer companies pay to the officers serving comparable roles for their companies. McLagan Partners is a compensation consultant that specializes in conducting proprietary compensation surveys and interpreting pay trends in the asset management industry.

While we do not engage in benchmarking of compensation, the companies that participate in McLagan Partners’s surveys generally represent peer companies, including some organizations that do not publicly disclose compensation data for their executive asset management roles.

Management presented the results of McLagan Partners’s analysis to the Compensation Committee as part of their review of executive compensation, and the Compensation Committee actively considered this information in setting the 2012 compensation for the Chief Financial Officer and the General Counsel. In addition, management retained SemlerBrossy in connection with the adoption and design of the Principal Compensation Plan, as described above in “— Our Compensation Goals and Philosophy — Principals.” The Compensation Committee did not engage any compensation consultant to review either executive or director compensation.

Also, McLagan Partners provided management with surveys regarding our non-executive officer employees to help us understand how the compensation we offer to our employees compares to the compensation our peers offer to their employees.

Additional Details on Executive Compensation

Summary Compensation Table

The following table provides additional information regarding the compensation earned by our named executive officers in each of the last three completed fiscal years.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(1) ($)		All Other Compensation(2) ($)		Total ($)
Wesley R. Edens Principal	2012	200,000	0	0		118,105	(3)	318,105
	2011	200,000	0	0		25,493		225,493
	2010	200,000	0	0		23,274		223,274

Peter L. Briger, Jr. Principal	2012	200,000	14,059,860	11,765,080	(4)	255,566	(4)	26,280,506
	2011	200,000	0	0		25,493		225,493
	2010	200,000	0	0		23,274		223,274

Robert I. Kauffman(5) Former Principal	2012	187,512	0	0		99,327		286,839
	2011	200,000	0	0		167,200		367,200
	2010	200,000	0	0		214,719		414,719

Randal A. Nardone Principal and Interim Chief Executive Officer	2012	200,000	0	0		87,315	(6)	287,315
	2011	200,000	0	0		25,493		225,493
	2010	200,000	0	0		23,274		223,274

Michael Novogratz Principal	2012	200,000	5,031,595	4,803,525	(7)	165,648	(7)	10,200,768
	2011	200,000	0	0		46,493		246,493
	2010	200,000	0	0		23,274		223,274

Daniel N. Bass Chief Financial Officer	2012	200,000	2,100,000	250,001	(8)	517,655		3,067,656
	2011	200,000	2,000,000	308,179	(8)	163,725		2,671,904
	2010	200,000	2,000,000	534,089	(8)	482,337		3,216,426

David N. Brooks Vice President, General Counsel and Secretary	2012	200,000	2,000,000	208,332	(9)	758,802		3,167,134
	2011	200,000	1,900,000	256,821	(9)	319,679		2,676,500
	2010	200,000	1,900,000	427,272	(9)	673,474		3,200,746

(1)	Bonus and stock awards reported for the Principals represent Principal Performance Payments.

(2)	See the “All Other Compensation” tables below for additional information.

(3)	The amount reported in “All Other Compensation” includes $92,369 of expense that the Company incurred in connection with family office employees.

(4)	With respect to 2012, Mr. Briger was awarded 2,028,462 RSUs pursuant to the Principal Compensation Plan. The amount in this column reflects the aggregate grant date value computed in accordance with FASB ASC Topic 718. For a summary of the assumptions made in the valuation of these awards, please see Note 8 of our audited consolidated financial statements in the 2012 10-K. The amount reported in “All Other Compensation” includes $104,835 of expense that the Company paid in connection with family office employees, $51,820 that the Company paid on behalf of Mr. Briger to an internet security firm, $36,400 that the Company paid in connection with maintaining the IT infrastructure in Mr. Briger’s home office in order to facilitate his trading activities on behalf of certain Fortress funds, and $33,610 that the Company incurred in connection with providing personal security at Mr. Briger’s residence for a period during 2012. This amount also includes an expense of $3,205 for a flight taken by a member of Mr. Briger’s family on a Company trip.

(5)	Mr. Kauffman retired from the Company and the Board in December 2012.

(6)	The amount reported in “All Other Compensation” includes $61,579 of expense that the Company incurred in connection with family office employees.

(7)	With respect to 2012, Mr. Novogratz was awarded 828,194 RSUs pursuant to the Principal Compensation Plan. The amount in this column reflects the aggregate grant date value computed in accordance with FASB ASC Topic 718. For a summary of the assumptions made in the valuation of these awards, please see Note 8 of our audited consolidated financial statements in the 2012 10-K. The amount reported in “All Other Compensation” includes $109,112 of expense that the Company incurred in connection with family office employees and $30,800 that the Company paid in connection with maintaining the IT infrastructure in Mr. Novogratz’s home office in order to facilitate his trading activities on behalf of certain Fortress Funds.

(8)	In 2012, 2011 and 2010, Mr. Bass was awarded 84,746, 54,545 and 113,636 RSUs, respectively. The amount in this column reflects the aggregate grant date value computed in accordance with FASB ASC Topic 718. For a summary of the assumptions made in the valuation of these awards, please see Note 8 of our audited consolidated financial statements in the 2012 10-K.

(9)	In 2012, 2011 and 2010, Mr. Brooks was awarded 70,621, 45,455 and 76,531 RSUs, respectively. The amount in this column reflects the aggregate grant date value computed in accordance with FASB ASC Topic 718. For a summary of the assumptions made in the valuation of these awards, please see Note 8 of our audited consolidated financial statements in the 2012 10-K.

All Other Compensation Table — 2012

The following table provides additional information regarding each component of the “All Other Compensation” column in the Summary Compensation Table above with respect to 2012:

Name	401K Matching Contribution ($)	Expatriate or Relocation Expenses ($)	Value of Life Insurance and Other Insurance Premiums Paid ($)	Payments in Respect of Profit Sharing Interests in Funds(1) ($)	Total ($)
Peter L. Briger, Jr.	6,006	—	19,691	—	255,566	(2)
Wesley R. Edens	6,006	—	19,730	—	118,105	(3)
Robert I. Kauffman(4)	—	76,531	22,796	—	99,327
Randal A. Nardone	6,006	—	19,730	—	87,315	(5)
Michael Novogratz	6,006	—	19,730	—	165,648	(6)
Daniel N. Bass	7,500	—	20,240	489,915	517,665
David N. Brooks	7,500	—	20,240	731,062	758,802

(1)	Amounts shown in this column reflect income earned by Messrs. Bass and Brooks in respect of the “profit sharing interest” (that is, the rights to a portion of the profits earned by us) held by each of them in a variety of Fortress Funds.

(2)	The amount reported in “All Other Compensation” includes $104,835 of expense that the Company paid in connection with family office employees, $51,820 that the Company paid on behalf of Mr. Briger to an internet security firm, $36,400 that the Company paid in connection with maintaining the IT infrastructure in Mr. Briger’s home office in order to facilitate his trading activities on behalf of certain Fortress funds, and $33,610 that the Company incurred in connection with providing personal security at Mr. Briger’s residence for a period during 2012. This amount also includes an expense of $3,205 for a flight taken by a member of Mr. Briger’s family on a Company trip.

(3)	This total includes $92,369 that the Company paid in connection with family office expenses.

(4)	Mr. Kauffman retired from the Company and the Board in December 2012.

(5)	This total includes $61,579 that the Company paid in connection with family office expenses

(6)	This total includes $109,112 that the Company paid in connection with family office expenses and $30,800 that the Company paid in connection with maintaining the IT infrastructure in Mr. Novogratz’s home office in order to facilitate his trading activities on behalf of certain Fortress funds.

All Other Compensation Table — 2011

The following table provides additional information regarding each component of the “All Other Compensation” column in the Summary Compensation Table with respect to 2011:

Name	401K Matching Contribution ($)	Expatriate or Relocation Expenses ($)		Value of Life Insurance and Other Insurance Premiums Paid ($)	Payments in Respect of Profit Sharing Interests in Funds(1) ($)	Total ($)
Daniel H. Mudd(2)	7,350	—		19,993	—	27,343
Peter L. Briger, Jr.	6,010	—		19,483	—	25,493
Wesley R. Edens	6,010	—		19,483	—	25,493
Robert I. Kauffman(3)	0	144,010	(3)	23,190	—	167,200
Randal A. Nardone	6,010	—		19,483	—	25,493
Michael Novogratz	6,010	—		19,483	—	46,493	(4)
Daniel N. Bass	7,350	—		19,993	136,382	163,725
David N. Brooks	7,350	—		19,993	292,336	319,679

(1)	Amounts shown in this column reflect income earned by Messrs. Bass and Brooks in 2011 in respect of the “profit sharing interest” (that is, the rights to a portion of the profits earned by us) held by each of them in a variety of Fortress Funds.

(2)	Mr. Mudd served as our Chief Executive Officer from August 2009 to December 2011.

(3)	Mr. Kauffman retired from the Company and the Board in December 2012. Amount reported as expatriate or relocation expense consists of rental costs for an apartment in London used by Mr. Kauffman and related expatriate expenses the Company provides. Such amounts were paid in British pounds as such costs became due. The amount paid was converted into U.S. Dollars using the average exchange rate for the month in which the compensation was paid.

(4)	This total includes the amount of certain expenses that the Company paid in connection with maintaining the IT infrastructure in Mr. Novogratz’s home office in order to facilitate his trading activities on behalf of certain Fortress funds.

All Other Compensation Table — 2010

The following table provides additional information regarding each component of the “All Other Compensation” column in the Summary Compensation Table with respect to 2010:

Name	401K Matching Contribution ($)	Expatriate or Relocation Expenses ($)		Value of Life Insurance and Other Insurance Premiums Paid ($)	Payments in Respect of Profit Sharing Interests in Funds(1) ($)	Total ($)
Daniel H. Mudd(2)	7,350	48,072	(2)	17,424	—	72,846
Peter L. Briger, Jr.	6,010	—		17,264	—	23,274
Wesley R. Edens	6,010	—		17,264	—	23,274
Robert I. Kauffman(3)	—	193,009	(3)	21,710	—	214,719
Randal A. Nardone	6,010	—		17,264	—	23,274
Michael Novogratz	6,010	—		17,264	—	23,274
Daniel N. Bass	7,350	—		17,424	457,563	482,337
David N. Brooks	7,350	—		17,424	648,700	673,474

(1)	Amounts shown in this column reflect income earned by Messrs. Bass and Brooks in 2010 in respect of the “profit sharing interest” (that is, the rights to a portion of the profits earned by us) held by each of them in a variety of Fortress Funds.

(2)	Mr. Mudd ceased to serve as our Chief Executive Officer in December 2011. Amount reported as expatriate or relocation expenses consists of the aggregate costs of relocation expenses reimbursed and related gross-up payments in connection with Mr. Mudd’s relocation to New York upon becoming our Chief Executive Officer in August 2009.

(3)	Mr. Kauffman retired from the Company and the Board in December 2012. Amount reported as expatriate or relocation expenses consists of rental costs for an apartment in London used by Mr. Kauffman and related expatriate expenses the Company provides. Such amounts were paid in British Pounds as such cost became due. The amount paid was converted into U.S. Dollars using the average exchange rate for the month in which the compensation was paid.

2012 Grants of Plan-Based Awards

The following table summarizes grants of RSUs made to our named executive officers during 2012. Messrs. Briger, Edens, Kauffman (who retired from the Company in December 2012), Nardone and Novogratz did not receive any grants of plan-based awards during 2012 (although Messrs. Briger and Novogratz did receive grants in March 2013, which were earned in 2012, as disclosed in the Summary Compensation Table above).

Name	Grant Date	All Other Stock Awards (#)	Grant Date Fair Value of Stock Awards ($)(1)
Daniel N. Bass	1/31/2012	84,746	250,001
David N. Brooks	1/31/2012	70,621	208,332

(1)	The amount in this column reflects the aggregate grant date fair value of the RSUs, in each case computed in accordance with FASB ASC Topic 718. For a summary of the assumptions made in the valuation of these awards, please see Note 8 of our audited consolidated financial statements contained in our 2012 10-K.

Outstanding Restricted Share Units Owned by Named Executive Officers at Fiscal Year-End

The following table provides additional information on the current holdings of RSUs by our named executive officers as of December 31, 2012. Messrs. Briger, Edens, Kauffman (who retired from the Company in December 2012), Nardone and Novogratz had not received any RSUs at the end of 2012 (although Messrs. Briger and Novogratz did receive grants in March 2013, which were earned in 2012, as disclosed in the Summary Compensation Table above).

Name	RSU Award Grant Date	Type of RSU Award	Number of RSUs(1)	Market Value of RSU Awards(2) ($)
Daniel N. Bass	1/31/2012 1/4/2011 12/21/2007 2/8/2007 2/8/2007	Non-Dividend Paying RSU Non-Dividend Paying RSU Non-Dividend Paying RSU Non-Dividend Paying RSU Dividend Paying RSU	84,746 17,999 14,706 82,857 60,000	372,035 79,016 64,559 363,742 263,400

David N. Brooks	1/31/2012 1/4/2011 12/21/2007 2/8/2007	Non-Dividend Paying RSU Non-Dividend Paying RSU Non-Dividend Paying RSU Non-Dividend Paying RSU	70,621 15,000 14,706 71,428	310,026 65,850 64,559 313,569

(1)	RSUs granted on February 8, 2007, vested in 25% increments on January 1 of each year beginning on January 1, 2010. RSUs granted on December 21, 2007, vested or will vest in 25% increments on January 1 of each year beginning on January 1, 2011. RSUs granted on January 4, 2010 vested in one 34% increment and two 33% increments on July 1, 2010, 2011 and 2012, respectively. RSUs granted on January 4, 2011 vested or will vest in one 34% increment and two 33% increments on July 1, 2011, 2012 and 2013, respectively. RSUs granted on January 31, 2012 will vest in 50% increments on January 2, 2014 and January 2, 2015.

(2)	The market value of the RSUs shown in this column represents the per share closing price of Fortress’s Class A shares as of December 31, 2012, which was $4.39, multiplied by the number of unvested RSUs awarded. The amounts shown above for the non-dividend paying RSUs do not reflect the discount that would be applied to such RSUs in light of the fact that the holders thereof are not entitled to receive dividends.

Stock Vested During the Last Completed Fiscal Year

The following table provides additional information on the vesting during the last completed fiscal year of RSUs held by our named executive officers. Messrs. Briger, Edens, Kauffman (who retired from the Company in December 2012), Nardone and Novogratz had not received any RSUs at the end of 2012 (although Messrs. Briger and Novogratz did receive grants in March 2013, which were earned in 2012, as disclosed in the Summary Compensation Table above)

Name	Number of Class A shares acquired on vesting (#)	Value realized on vesting ($)(1)
Daniel N. Bass	205,710	792,961
David N. Brooks	123,781	479,930

(1)	The value realized on vesting is computed by multiplying the number of shares of stock by the market value of the shares on the vesting date.

Potential Payments Upon Change-in-Control or Termination

Change-in-Control

We do not have any employment agreements or other arrangements that provide for any cash payment to any of our named executive officers in connection with a change in control of the Company.

If Mr. Bass or Mr. Brooks were terminated within 12 months after the occurrence of a change in control resulting in the common equity of the Company no longer being publicly traded, then 100% of their RSUs would vest as of the date of their termination. Mr. Bass and Mr. Brooks may also be entitled to certain other rights with respect to their RSUs (such as the substitution of rights in the equity of an acquiring company) in the event of a change in control under other circumstances. If a change in control and a qualifying termination had occurred on December 31, 2012, the value of the RSUs (based on the share price of $4.39 on December 31, 2012) that would have vested as a result would have been $1,142,752 and $754,004 for Messrs. Bass and Brooks, respectively.

Termination — Principals

Our employment agreements with each principal provide that if the principal’s employment is terminated by us without “cause” during the term of the agreement, the principal will be paid a lump sum separation payment equal to three times his then-current salary plus his unpaid accrued salary through the date of termination, subject to the provision of a satisfactory release of claims. The Principal Compensation Plan generally provides that if a principal is terminated without “cause,” he will be entitled to the payment he otherwise would have been entitled to for the full year in which he was terminated with respect to hedge funds and Castles, and he will be entitled to the vested portion of any award with respect to incentive fees on new private equity funds and Castles, in each case subject to the provision of a satisfactory release of claims.

If the employment of any principal had been terminated without “cause” on December 31, 2012, then the Company would have paid the terminated principal a lump sum separation payment of $600,000 (calculated as three times the then-current $200,000 annual salary of each principal), as well as his accrued but unpaid salary through December 31, 2012, pursuant to his employment agreement. No other benefits or payments would be provided to the terminated principal under the agreement.

A termination without “cause” can only occur with the approval of our Class B shareholders. In general, “cause” is defined in each principal’s agreement as:

(i)	the willful engaging by the principal in illegal or fraudulent conduct or gross misconduct which, in each case, is materially and demonstrably injurious (x) to Fortress, (y) to the reputation of either the principal or Fortress or (z) to any of Fortress’s material funds or businesses;

(ii)	conviction of a felony or guilty or nolo contendere plea by the principal with respect thereto; or

(iii)	a material breach by the principal of the non-competition or non-solicitation covenants contained in the agreement, if such breach is curable and is not cured within 30 business days following receipt of a notice of such breach or if such breach is not curable.

For purposes of this provision, no act, or failure to act, on the part of the principal shall be considered “willful” unless it is done, or omitted to be done, by the principal in bad faith or without reasonable belief that the principal’s action or omission was in the best interests of Fortress or was done, or omitted to be done, with reckless disregard to the consequences. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the board or based upon the advice of counsel for Fortress shall be conclusively presumed to be done, or omitted to be done, by the principal in good faith and in the best interests of Fortress. The cessation of employment of the principal shall not be deemed to be for “cause” unless and until there shall have been delivered to the principal a copy of a resolution duly adopted by the affirmative vote of two-thirds of the members of the board at a meeting of the board called and held for such purpose (after reasonable notice is provided to the principal and the principal is given an opportunity, together with counsel, to be heard before the board), finding that in the good faith opinion of the board, the principal is guilty of the conduct constituting “cause” and specifying the particulars thereof in detail.

Termination — Chief Financial Officer and General Counsel

The employment letter agreements we have with Mr. Bass and Mr. Brooks have exhibits that document the profit sharing interests that Mr. Bass and Mr. Brooks hold in a variety of Fortress Funds. The exhibits relating to a number of the funds provide that, in the event that either Mr. Bass or Mr. Brooks is terminated without “cause,” then (1) 25% of his original RSU grants will vest as of the date of his termination (subject to delivery of such RSUs on the original vesting schedule) and (2) he will be entitled to be paid certain amounts in respect of his profits interests in Fortress Funds in the calendar year in which he was terminated. If a qualifying termination had occurred as of December 31, 2012, the value of the RSU grant that would have vested (based on a share price of $4.39 on December 31, 2012) would have been $1,142,752 and $754,004 for Mr. Bass and Mr. Brooks, respectively. The amounts that Mr. Bass and Mr. Brooks would have been entitled to in respect of such profits interests if they had been terminated during 2012 would have been $489,915 and $731,602, respectively. The amount that would be due upon such a termination occurring during any future year would be dependent on the performance of the underlying Fortress Funds, and such amount may differ meaningfully from the amount that would have been paid in 2012. In addition, Mr. Bass and Mr. Brooks would each potentially be entitled to accelerated vesting of certain profits interests in Fortress Funds upon a termination of their employment without “cause,” although such acceleration would not involve the payment of any cash amounts at the time of termination. Mr. Bass and Mr. Brooks are not entitled to any other payments or benefits from the Company upon a termination of their employment. “Cause” is defined for purposes of these provisions as the commission by Mr. Bass or Mr. Brooks of an act of fraud or dishonesty, or the failure to perform their duties, in each case in the course of their employment.

Employment Agreements with Our Named Executive Officers

Set forth below is additional information regarding the employment agreements we have entered into with our named executive officers:

Employment Agreements with Our Principals

In August 2011, Fortress entered into an employment, non-competition and non-solicitation agreement with each principal (each referred to as an “officer” in this section describing such agreements). Each officer who is a principal will also serve as an officer and director of a number of Fortress entities. The initial term of the agreement is the first five years after the effective date therein, which, in each case, is January 1, 2012. The agreement’s term automatically renews for an additional year each year thereafter, unless notice of intention not to renew is given by either party in accordance with the agreement. Each officer has the right to voluntarily terminate his employment with Fortress at any time.

Each officer is entitled during his employment to annual compensation of $200,000, which may be increased, but not decreased, at the discretion of the Board, and the officer is entitled to participate in all employee retirement and welfare benefit plans of Fortress, subject to the terms and conditions of such plans. The agreement requires the officer to protect the confidential information of Fortress both during and after employment. The agreement also requires the officer to refrain from soliciting employees or interfering with Fortress’s relationships with investors both during and for a period of 24 months after termination of employment.

Employment Letter with the Chief Financial Officer

We have a letter agreement, dated January 25, 2007, as subsequently amended, with our Chief Financial Officer, Daniel N. Bass, which states certain terms and conditions of his continuing employment. This employment letter provides that Mr. Bass is an employee “at will,” whose employment may be terminated at any time, either by us or by him.

The employment letter provides for a base salary of $200,000 and possible discretionary bonuses. Mr. Bass is eligible to participate in our 401(k) plan and in other benefit plans and arrangements generally made available to our senior executives from time to time and is entitled to twenty days of vacation per year. The letter’s exhibits document certain profit sharing interests held by Mr. Bass in a variety of Fortress Funds. Mr. Bass agrees not to compete with us during his employment, and, if we terminate his employment with “cause” (as defined in the employment letter) or he resigns, he must not compete with us for twelve months after termination. During his employment and for two years thereafter he will not solicit any of our employees to leave our employment or hire any of our former employees within one year of such employee’s termination. During his employment and for two years thereafter he will not intentionally interfere with our relationship with, or endeavor to entice away, any of our investors.

Employment Letter with the General Counsel

We have a letter agreement, dated February 13, 2007, as subsequently amended, with David N. Brooks, our Vice President, General Counsel and Secretary, which states certain terms and conditions of his continuing employment. This employment letter provides that Mr. Brooks is an employee “at will,” whose employment may be terminated at any time, either by us or by him.

The employment letter provides for a base salary of $200,000 and possible discretionary bonuses. Mr. Brooks is eligible to participate in our 401(k) plan and in other benefit plans and arrangements generally made available to our senior executives from time to time and is entitled to twenty days of vacation per year. The letter’s exhibits document certain profit sharing interests held by Mr. Brooks in a variety of Fortress Funds. Mr. Brooks agrees not to compete with us during his employment, and, if we terminate his employment with “cause” (as defined in the employment letter) or he resigns, he must not compete with us for twelve months after termination. During his employment and for two years thereafter he will not solicit any of our employees to leave our employment or hire any of our former employees within one year of such employee’s termination. During his employment and for two years thereafter he will not intentionally interfere with our relationship with, or endeavor to entice away, any of our investors.

Shareholder Votes on Executive Compensation

At our 2011 annual general meeting of shareholders, our shareholders voted to hold an advisory vote on executive compensation every three years. Consistent with that vote, the Board resolved to accept the shareholders’ recommendation. The next advisory vote on executive compensation will be held at the 2014 annual general meeting of shareholders.

At our 2011 annual general meeting of shareholders, our shareholders also expressed their support of the Company’s executive compensation programs. Approximately 99% of the votes cast supported our executive compensation policies and practices. The Compensation Committee viewed the vote as a strong expression of our shareholders’ general satisfaction with the Company’s current executive compensation programs. As a result, the Compensation Committee decided that it was not necessary to implement changes to our executive compensation programs.

Compensation Committee Interlocks and Insider Participation

None.

DIRECTOR COMPENSATION

We do not, and do not intend to, compensate our directors who are also our employees or who are otherwise affiliated with us for their service on our Board.

The compensation program for our non-employee directors is designed to achieve three goals: (1) fairly compensate directors for their service to the Company given its size and the complexity of its operations and structure; (2) align the directors’ interests with the long-term interests of our shareholders; and (3) incentivize the directors to continue to serve as board members. We use the following compensation elements as tools to reward and retain our non-employee directors:

•	Board Service — Each non-employee director receives an annual fee equal to $100,000, payable semi-annually (generally paid in June and December).

•

Committee Service — Each non-employee director receives an annual fee equal to $10,000 for committee service, and the chairs of the Audit Committee, Compensation Committee, and Nominating, Corporate Governance and Conflicts Committee receive annual fees of $30,000, $15,000 and $15,000, respectively (generally paid in December).

•

Annual Stock Grant — Each non-employee director receives an annual stock grant equal to $100,000. The shares are granted on the day immediately preceding our annual shareholder meeting, provided that the director is serving on the Board as of that date.

At the option of the director, the fees described above may be paid in Class A shares, based on the value of our Class A shares on the date of issuance, rather than in cash, provided that any such issuance does not prevent such director from being determined to be independent. We encourage our non-employee directors to own at least a minimum amount of Class A shares. We also reimburse our non-employee directors for the expenses they incur in connection with their Board service.

Non-Employee Director Compensation Table

The following table provides additional information on the compensation we paid to our non-employee directors in 2012.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2) ($)	Total ($)
David B. Barry	—	220,004	220,004
Richard N. Haass	50,000	160,001	210,001
Douglas L. Jacobs	140,000	100,001	240,001
Takumi Shibata(3)	110,000	100,001	210,001
George W. Wellde, Jr.	—	240,003	240,003

(1)	The amounts in this column reflect: (i) the grant date fair value (computed in accordance with FASB ASC Topic 718) of each non-employee director’s stock grants with respect to 2012, and (ii) solely with respect to Mr. Barry, Mr. Haass and Mr. Wellde, the fair value of shares each received in lieu of cash as compensation for his board service. For a summary of the assumptions made in the valuation of the stock grants, please see Note 8 of our audited consolidated financial statements contained in our 2012 10-K.

(2)	The number of Class A shares granted to each director is detailed in the table below. Class A shares granted with respect to compensation payable in December are usually delivered in January of the following year.

(3)	Mr. Shibata resigned from the Board effective April 3, 2013. Pursuant to an agreement, Mr. Shibata assigned to Nomura any shares he received as director compensation.

Stock Awards to Non-Employee Directors

The number of Class A shares granted to each of our non-employee directors to date is detailed in the table below.

Name	Grant Date	Number of Stock Awards	Grant Date Fair Value ($)
David B. Barry	1/2/2013	15,251	70,002
	6/29/2012	14,837	50,001
	5/23/2012	32,895	100,001
	1/3/2012	20,290	70,000
	6/30/2011	10,374	50,003
	5/23/2011	19,305	100,000

Richard N. Haass(1)	1/2/2013	13,072	60,000
	5/23/2012	32,895	100,001
	1/3/2012	17,392	60,002
	5/23/2011	19,305	100,000
	6/30/2010	17,422	50,001
	6/7/2010	28,409	100,000
	1/7/2010	4,673	25,000
	6/30/2009	4,386	15,000
	1/9/2009	11,112	25,002
	7/11/2008	1,573	15,006
	4/4/2008	1,820	23,933
	2/9/2007	16,216	300,000

Douglas L. Jacobs(1)	5/23/2012	32,895	100,001
	5/23/2011	19,305	100,000
	6/7/2010	28,409	100,000
	2/9/2007	16,216	300,000

Takumi Shibata(1) (2)	5/23/2012	32,895	100,001
	5/23/2011	19,305	100,000
	6/7/2010	28,409	100,000
	2/9/2007	16,216	300,000

George W. Wellde, Jr.(3).	1/2/2013	19,608	90,001
	6/29/2012	14,837	50,001
	5/23/2012	32,895	100,001
	1/3/2012	26,087	70,070
	6/30/2011	10,374	50,003
	5/23/2011	19,305	100,000
	1/3/2011	12,165	70,070
	6/30/2010	17,422	50,001
	6/7/2010	28,409	100,000
	1/7/2010	3,841	20,548
	8/4/2009	89,820	386,226

(1)	Messrs. Haass, Jacobs and Shibata (who resigned on April 3, 2013) were granted a number of restricted Class A shares on February 9, 2007, equal in value to $300,000, based on a price per Class A share of $18.50, which was the price at which Class A shares were sold to the public in our initial public offering. These restricted shares vested in three equal portions on the day immediately preceding our annual shareholders meetings in each of 2008, 2009 and 2010. Dividends are payable on these shares (including during the restricted period).

(2)	Pursuant to an agreement, Mr. Shibata (who resigned on April 3, 2013) assigned to Nomura any shares he received as director compensation.

(3)	Mr. Wellde was granted 89,820 restricted Class A shares on the date he joined the Board in 2009, equal in value to $300,000, based on a price per Class A share of $3.34, as determined based upon the average closing price of the Company’s Class A shares over the 30-trading-day period preceding August 4, 2009. These restricted shares vested in three equal portions on the day immediately preceding our annual shareholders meetings in each of 2010, 2011 and 2012. Dividends are payable on these shares (including during the restricted period).

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board, which is comprised of two Independent Directors, operates pursuant to a written charter, which was adopted in February 2007 and amended in April 2013. The charter is available at http://www.fortress.com under “Public Shareholders — Corporate Governance.”

The Compensation Committee is primarily responsible for reviewing, approving and overseeing the Company’s compensation plans and practices and works with management to establish the Company’s executive compensation philosophy and programs. The members of the Committee at the end of the 2012 fiscal year were George W. Wellde, Jr. (Chair), Douglas L. Jacobs and Takumi Shibata. Mr. Shibata resigned from the Board effective April 3, 2013.

The Committee has reviewed and discussed the Compensation Discussion and Analysis with management and has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

The Compensation Committee

George W. Wellde, Jr., Chair

Douglas L. Jacobs

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviewed Fortress’s audited consolidated financial statements as of and for the year ended December 31, 2012, and discussed these financial statements with Fortress’s management, including a discussion of the quality and the acceptability of the accounting principles, the reasonableness of significant judgments and estimates, and the clarity and completeness of disclosures in the financial statements. Fortress’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of Fortress’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”) and for issuing a report on their audit of the financial statements. The Audit Committee’s responsibility is to monitor and review these processes. The Audit Committee also reviewed and discussed with Ernst & Young LLP the audited financial statements and the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended and as adopted by the PCAOB in Rule 3200T, and other matters the Committee deemed appropriate.

Fortress’s independent registered public accounting firm also provided the Audit Committee with the written letter required by Rule 3526 of the PCAOB, “Communications with Audit Committees Concerning Independence.” Rule 3526 requires auditors annually to disclose in writing all relationships that in the auditors’ professional opinion may reasonably be thought to bear on independence, to confirm their independence and to engage in a discussion of independence. The Audit Committee also considered whether the independent auditors’ provision of other, non-audit related services to Fortress is compatible with maintaining such auditors’ independence.

Based on its discussions with management and Ernst & Young LLP, and its review of the representations and information provided by management and Ernst & Young LLP, the Audit Committee recommended to Fortress’s Board that the audited financial statements be included in Fortress’s Annual Report on Form 10-K for the year ended December 31, 2012. In addition, the Audit Committee has also recommended, subject to shareholder approval, the appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2013.

Respectfully submitted,

The Audit Committee

Douglas L. Jacobs, Chair

David B. Barry

George W. Wellde, Jr.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Related Party Transactions

Prior to the completion of our initial public offering in February 2007, our Board adopted a Policy and Procedures with Respect to Related Person Transactions, which we refer to as our Related Person Policy. Pursuant to the terms of the Related Person Policy, the Nominating, Corporate Governance and Conflicts Committee of our Board must review and approve in advance any related party transaction, other than those that are pre-approved pursuant to pre-approval guidelines or rules that may be established by such committee to cover specific categories of transactions, including the guidelines described below. All Related Persons (defined below) are required to report to our legal department any such related person transaction prior to its completion and the legal department will determine whether it should be submitted to the Nominating, Corporate Governance and Conflicts Committee for consideration.

Our Related Person Policy covers all transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its consolidated subsidiaries (that is, not including the private investment funds and alternative asset companies that are managed by the Fortress Operating Group (the “Fortress Funds”)) was, is or will be a participant and the amount involved exceeds $120,000 and in which any Related Person had, has or will have a direct or indirect material interest.

Our Related Person Policy provides that the following transactions shall be deemed pre-approved by the Nominating, Corporate Governance and Conflicts Committee, even if the aggregate of any one or more of such transactions exceeds $120,000: (i) any investment by a Related Person in a private investment fund or other private collective investment vehicle managed by us or any of our subsidiaries or affiliates with respect to which management and incentive fees are waived (partially or in full), so long as it is not in violation of such fund’s organizational documents; (ii) any investment by a Related Person in an offering of securities of an issuer (other than securities of an entity covered by clause (i) above) controlled or managed by us or any of our subsidiaries or affiliates; and (iii) any other investment by a Related Person or any other transaction arrangement or relationship in which a Related Person participates so long as such investment, transaction, arrangement or relationship is also generally available to our senior employees.

A “Related Person,” as defined in our Related Person Policy, means any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company, any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities, any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner or any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner, and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

Related Party Transactions

The following is a summary of material provisions of various transactions we have entered into with our executive officers, directors or 5% or greater shareholders. We believe the terms and conditions set forth in such agreements are reasonable and customary for transactions of this type.

Formation Transactions

Prior to December 31, 2009, our business was conducted by Fortress Operating Entity I LP and certain of its predecessors by merger (the “Operating Entities”) and Principal Holdings I LP (“Principal Holdings”) (the Operating Entities together with Principal Holdings are referred to herein as the “Fortress Operating Group”), which collectively manage the Fortress Funds. Fortress Investment Group LLC was formed as a Delaware limited liability company for the purpose of completing the Nomura transaction, our initial public offering and the related transactions in order to carry on our business as a publicly-traded entity. As a result of the Nomura transaction and the transactions contemplated by our initial public offering, Fortress Investment Group LLC acquired control of the Fortress Operating Group and, as of December 31, 2012, held approximately 46.9% of the Fortress Operating Group units.

On December 18, 2006, the principals entered into a securities purchase agreement (“Securities Purchase Agreement”) with Nomura Investment Managers U.S.A., Inc., a Delaware corporation, or Nomura (whose ultimate parent is Nomura Holdings, Inc., a Japanese corporation). On January 17, 2007, Nomura completed the transaction by purchasing 55,071,450 Class A shares of the Company for $888 million and the Company in turn purchased 55,071,450 Fortress Operating Group limited partnership units, which represented 15% of Fortress Operating Group’s economic interests, from the principals for $888 million (the foregoing transactions, collectively, the “Nomura transaction”).

In connection with the closing of the Nomura transaction, we formed FIG Corp., as a Delaware corporation, and FIG Asset Co. LLC, as a Delaware limited liability company, our two wholly-owned intermediate holding companies. In connection with the consummation of our initial public offering, we completed the following transactions:

•

we granted rights to the investors in the consolidated Fortress Funds to provide a simple majority of the respective unrelated limited partners with the right to accelerate the date on which the fund is liquidated, without “cause,” in accordance with certain procedures, or otherwise the ability to exert control over the fund, which resulted in our deconsolidation of these funds as of March 31, 2007;

•	we issued Class A shares to Nomura for net proceeds of $888.0 million (as described above);

•	FIG Corp. and FIG Asset Co. LLC (on behalf of any affiliated corporation) entered into a tax receivable agreement with our Principals, as described below;

•	we entered into an employment agreement with each of our Principals;

•	we entered into an investor shareholder agreement with Nomura, as described below;

•	we issued Class A shares in our initial public offering for net proceeds of approximately $652.7 million; and

•

we entered into a shareholders agreement between the Company with our Principals (the “Shareholders Agreement”), and our Principals entered into the Principals Agreement (the “Principals Agreement”), in each case as described below.

We refer to the foregoing collectively as the “Transactions.”

As a result of the Transactions:

•

Fortress Investment Group LLC is a holding company, and our primary assets are our indirect controlling general partner interest in the Fortress Operating Group and our Fortress Operating Group units, held through the intermediate holding companies;

•	our Principals acquired a majority of the Fortress Operating Group units and all of our Class B shares, by means of which they maintain control of the Company;

•

FIG Corp. or FIG Asset Co. LLC, as applicable, became the sole general partner of each of the entities that constitute the Fortress Operating Group. Accordingly, we operate and control the business of the Fortress Operating Group and its subsidiaries; and

•

net profits, net losses and distributions of the Fortress Operating Group were allocated and made to its unitholders, on a pro rata basis in accordance with their respective Fortress Operating Group units.

The remaining Transactions collectively comprise the reorganization pursuant to which the Principals, Nomura and the public acquired 100% of our outstanding Class A and Class B shares and our concurrent acquisition, through two intermediate holding companies, of the controlling general partner interest in the Fortress Operating Group and our Fortress Operating Group units.

Shareholders Agreement

Prior to the consummation of our initial public offering, we entered into a Shareholders Agreement with our Principals. The Shareholders Agreement provides the Principals with certain rights with respect to the approval of certain matters and the designation of nominees to serve on our Board as well as registration rights for our securities that they own.

Principals’ Approval

The Shareholders Agreement provides that, so long as the Principals and their permitted transferees collectively own securities representing more than 40% of the total combined voting power of all of our outstanding Class A and Class B shares, our Board shall not authorize, approve or ratify any action described below without the prior approval (which approval may be in the form of an action by written consent) of Principals that are employed by the Fortress Operating Group holding our outstanding shares representing greater than 50% of the total combined voting power of all of our outstanding Class A and Class B shares held by such Principals, collectively:

•

any incurrence of indebtedness, in one transaction or a series of related transactions, by us or any of our subsidiaries in an amount in excess of approximately 10% of the then existing long-term indebtedness of us and our subsidiaries;

•

any issuance by us, in any transaction or series of related transactions, of equity or equity-related outstanding shares which would represent, after such issuance, or upon conversion, exchange or exercise, as the case may be, at least 10% of the total combined voting power of our outstanding Class A and Class B shares other than (1) pursuant to transactions solely among us and our wholly-owned subsidiaries or (2) upon conversion of convertible securities or upon exercise of warrants or options, which convertible securities, warrants or options are either outstanding on the date of, or issued in compliance with, the Shareholders Agreement;

•	any equity or debt commitment or investment or series of related equity or debt commitments or investments in an entity or related group of entities in an amount greater than $250 million;

•	any entry by us or any of our controlled affiliates into a new line of business that does not involve investment management and that requires a principal investment in excess of $100 million;

•	the adoption of a shareholder rights plan;

•	any appointment of a chief executive officer or co-chief executive officer; or

•	the termination of the employment of a principal with us or any of our material subsidiaries without “cause.”

Board Representation

The Shareholders Agreement requires that we take all reasonably necessary action to effect the following:

•

so long as the Principals and their permitted transferees beneficially own: (i) shares representing more than 50% of the total combined voting power of all our outstanding Class A and Class B shares, our Board shall nominate individuals designated by the Principals such that the Principals will have six designees on the Board; (ii) shares representing more than 40% and less than 50% of the total combined voting power of all our outstanding Class A and Class B shares, our Board shall nominate individuals designated by the Principals such that the Principals will have five designees on the Board; (iii) shares representing more than 25% and less than 40% of the total combined voting power of our outstanding Class A and Class B shares, our Board shall nominate individuals designated by the Principals such that the Principals will have four designees on the Board; (iv) shares representing more than 10% and less than 25% of the total combined voting power of our outstanding Class A and Class B shares, our Board shall nominate individuals designated by the Principals such that the Principals will have two designees on the Board; and (v) shares representing less than 10% of the total combined voting power of our outstanding Class A and Class B shares, the Board shall have no obligation to nominate any individual that is designated by the Principals.

Registration Rights

Demand Rights. We have granted to the Principals registration rights that allow them at any time to request that we register the resale, under the Securities Act, of an amount of shares that they own representing at least 2.5% of the total combined voting power of all our outstanding Class A and Class B shares, based on the aggregate amount of shares issued and outstanding immediately after the consummation of our initial public offering, subject to the transfer restrictions discussed above. Each principal, together with his permitted transferees, shall be entitled to an aggregate of two demand registrations. We are not required to maintain the effectiveness of any resale registration statement for more than 90 days. We are also not required to effect any demand registration within six months of a “firm commitment” underwritten offering in which all Principals that held “piggyback” rights (as described below) were given the opportunity to sell shares and which offering included at least 50% of the shares collectively requested by the Principals with piggyback rights to be included. We are not obligated to grant a request for a demand registration within four months of any other demand registration and may refuse a request for demand registration if, in our reasonable judgment, it is not feasible for us to proceed with the registration because of the unavailability of audited financial statements, provided that we use our reasonable best efforts to obtain such financial statements as promptly as practicable.

Piggyback Rights. For so long as a principal, together with his permitted transferees and their respective permitted transferees, beneficially owns an amount of shares representing at least 1% of the total combined voting power of all our outstanding Class A and Class B shares, based on the aggregate amount of shares issued and outstanding immediately after the consummation of our initial public offering (a “Piggyback Registrable Amount”), the principal shall also have “piggyback” registration rights that allows him to include the shares that he owns in any public offering of equity securities initiated by us (other than those public offerings pursuant to registration statements on Forms S-4 or S-8 or any successor form thereto) or by any of our other holders of equity securities that have registration rights, subject to the transfer restrictions discussed above. The “piggyback” registration rights of these holders of equity securities are subject to proportional cutbacks based on the manner of such offering and the identity of the party initiating such offering.

Shelf Registration. We have granted each principal, for so long as each principal, together with his permitted transferees and their respective permitted transferees, beneficially owns an amount of shares representing at least 2.5% of the total combined voting power of all our outstanding Class A and Class B shares, based on the aggregate amount of shares issued and outstanding immediately after the consummation of our initial public offering, the right to request a shelf registration on Form S-3 providing for resales thereof to be made on a continuous basis, subject to a time limit on our efforts to keep the shelf registration statement continuously effective and our right to suspend the use of the shelf registration prospectus for a reasonable period of time (not exceeding 90 days in succession or 180 days in the aggregate in any 12 month period) if we determine that certain disclosures required by the shelf registration statement would be detrimental to us or our holders of equity securities, and also subject to the transfer restrictions discussed above. In addition, each principal that, together with his permitted transferees and their respective permitted transferees, beneficially owns a Piggyback Registrable Amount and has not made a request for a shelf registration may elect to participate in such shelf registration within ten days after notice of the registration is given.

Indemnification; Expenses. We have agreed to indemnify each principal against any losses or damages resulting from any untrue statement or omission of material fact in any registration statement or prospectus pursuant to which they sell our shares, unless such liability arose from such principal’s misstatement or omission, and each such principal has agreed to indemnify us against all losses caused by his misstatements or omissions. We will pay all expenses incident to our performance under the Shareholders Agreement, and the Principals will pay their respective portions of all underwriting discounts, commissions and transfer taxes relating to the sale of their shares under the Shareholders Agreement.

Clawback Guaranty Indemnity Agreement

Incentive income from certain of the private equity funds may be distributed to us on a current basis generally subject to the obligation of the subsidiary of the Fortress Operating Group that acts as general partner of the fund to repay the amounts so distributed in the event certain specified return thresholds are not ultimately achieved. The Principals have personally guaranteed, subject to certain limitations, the obligation of these subsidiaries in respect of this “clawback” obligation. The Shareholders Agreement contains our agreement to indemnify each of our Principals against all amounts that the principal pays pursuant to any of these personal guaranties in favor of our private equity funds (including costs and expenses related to investigating the basis for or objecting to any claims made in respect of the guaranties).

Exchange Agreement

In connection with the completion of our initial public offering, the Principals entered into an exchange agreement (the “Exchange Agreement”) with us, under which, at any time and from time to time, each principal (and each other party to the agreement) has the right to exchange a number of Fortress Operating Group units (i.e., a limited partner interest in each Fortress Operating Group entity) together with the corresponding Class B shares for an equal number of Class A shares. Upon an exchange of a Fortress Operating Group unit, the corresponding Class B share is cancelled and our interest in the Fortress Operating Group increases by the number of units exchanged. As a result of an amendment and restatement of this agreement in March 2011, a senior employee, who is not a principal and who then owned Restricted Partnership Units that were convertible into Fortress Operating Group units, was added as a party.

Expense Allocation Agreement

We have entered into an Expense Allocation Agreement with the Fortress Operating Group entities pursuant to which substantially all of Fortress’s expenses (other than (i) income tax expenses of Fortress Investment Group LLC, FIG Corp. and FIG Asset Co. LLC, (ii) obligations incurred under the tax receivable agreement and (iii) payments on indebtedness incurred by Fortress Investment Group LLC, FIG Corp. and FIG Asset Co. LLC), including substantially all expenses incurred by or attributable solely to Fortress Investment Group LLC, are accounted for as expenses of the Fortress Operating Group.

Tax Receivable Agreement

As described above, at any time and from time to time, each owner of a Fortress Operating Group unit has the right to exchange each of his Fortress Operating Group units (together with a corresponding Class B share) for one of our Class A shares in a taxable transaction. The Fortress Operating Group entities may make an election under Section 754 of the Internal Revenue Code, which may result in an adjustment to the tax basis of the assets owned by the Fortress Operating Group at the time of the exchange. The taxable exchanges may result in increases in the tax depreciation and amortization deductions, as well as the increase in the tax basis of other assets, of the Fortress Operating Group that otherwise would not have been available. These increases in tax depreciation and amortization deductions, as well as the increase in the tax basis of other assets, would reduce the amount of tax that FIG Corp. or FIG Asset Co. LLC (on behalf of any affiliated corporation that holds an interest in a Fortress Operating Group entity), as applicable, would otherwise be required to pay in the future.

Additionally, our acquisition of Fortress Operating Group units from the Principals, such as in the Nomura transaction, also resulted in increases in tax deductions and tax basis that reduces the amount of tax that the corporate taxpayers would otherwise be required to pay in the future.

In connection with the closing of the Nomura transaction, the corporate taxpayers entered into a tax receivable agreement with our Principals that provides for the payment by the corporate taxpayers to an exchanging or selling principal of 85% of the amount of cash savings, if any, in U.S. federal, state, local and foreign income tax that the corporate taxpayers actually realize (or are deemed to realize in the case of an early termination payment by the corporate taxpayers or a change of control, as discussed below) as a result of these increases in tax deductions and tax basis, and certain other tax benefits, including imputed interest expense, related to entering into the tax receivable agreement. The corporate taxpayers expect to benefit from the remaining 15% of cash savings, if any, in income tax savings that they realize. The tax savings that the corporate taxpayers actually realize will equal the difference between (i) the income taxes that the corporate taxpayers would pay if the tax basis of the assets was as shown on the corporate taxpayers’ books at the time of a taxable exchange and (ii) the income taxes that the corporate taxpayers actually pay, taking into account payments made under the tax receivable agreement as well as depreciation and amortization deductions attributable to the fair market value basis in the assets of the Fortress Operating Group. For purposes of the tax receivable agreement, cash savings in income tax will be computed by comparing our actual income tax liability to the amount of such taxes that the corporate taxpayers would have been required to pay had there been no increase to the tax basis of the tangible and intangible assets of the applicable Fortress Operating Group entity as a result of the transaction and had the corporate taxpayers not entered into the tax receivable agreement. The term of the tax receivable agreement will be applicable to the Transactions and will continue until all such tax benefits have been utilized or expired, unless the corporate taxpayers exercise the right to terminate the tax receivable agreement by paying an amount based on the present value of payments remaining to be made under the agreement with respect to units which have been exchanged or sold and units which have not yet been exchanged or sold. Such present value will be determined based on certain assumptions, including that the corporate taxpayers would have sufficient taxable income to fully utilize the deductions that would have arisen from the increased tax deductions and tax basis and other benefits related to entering into the tax receivable agreement. No payments will be made if a principal elects to exchange his Fortress Operating Group units in a tax-free transaction.

Decisions made by the Principals in the course of running our business, in particular decisions made with respect to the sale or disposition of assets or change of control, may influence the timing and amount of payments that are received by an exchanging or selling principal under the tax receivable agreement. In general, earlier disposition of assets following an exchange or acquisition transaction will tend to accelerate such payments and increase the present value of the tax receivable agreement, and disposition of assets before an exchange or acquisition transaction will increase a principal’s tax liability without giving rise to any rights to receive payments under the tax receivable agreement.

Although we are not aware of any issue that would cause the Internal Revenue Service (the “IRS”) to challenge a tax basis increase, our Principals will not reimburse the corporate taxpayers for any payments made by them under the tax receivable agreement. As a result, in certain circumstances, payments could be made to our Principals under the tax receivable agreement in excess of the corporate taxpayers’ cash tax savings. The payments that the corporate taxpayers may make to our Principals could be material in amount. However, our Principals receive 85% of our cash tax savings, leaving the corporate taxpayers with 15% of the benefits of the tax savings. In general, estimating the amount of payments that may be made to the Principals under the tax receivable agreement is, by its nature, imprecise, in the absence of an actual transaction, insofar as the calculation of amounts payable depends on a variety of factors. The actual increase in tax basis and the amount and timing of any payments under the tax receivable agreement will vary depending upon a number of factors, including:

•

The timing of the transactions — For instance, the increase in any tax deductions will vary depending on the fair market value, which may fluctuate over time, of the depreciable or amortizable assets of the Fortress Operating Group entities at the time of the transaction;

•

The price of our Class A shares at the time of the transaction — The increase in any tax deductions, as well as tax basis increase in other assets, of the Fortress Operating Group entities is directly proportional to the price of the Class A shares at the time of the transaction;

•	The taxability of exchanges — If an exchange is not taxable for any reason, increased deductions will not be available; and

•

The amount and timing of our income — The corporate taxpayers will be required to pay 85% of the tax savings as and when realized, if any. If a corporate taxpayer does not have taxable income, the corporate taxpayer is not required to make payments under the tax receivable agreement for that taxable year because no tax savings were actually realized.

In addition, the tax receivable agreement provides that, upon a merger, asset sale or other form of business combination or certain other changes of control, the corporate taxpayers’ (or their successors’) obligations with respect to exchanged or acquired units (whether exchanged or acquired before or after such change of control) would be based on certain assumptions, including that the corporate taxpayers would have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the tax receivable agreement. As noted above, no payments will be made if a principal elects to exchange his Fortress Operating Group units in a tax-free transaction.

Our purchase, through our intermediate holding companies, of 15% of the Principals’ Fortress Operating Group units as part of the Nomura transaction resulted in an increase in the tax basis of the assets for which tax receivable payments could be made of approximately $800 million. As of March 31, 2013, we have made payments of principal and interest pursuant to the terms of the tax receivable agreement to the Principals in an aggregate amount of approximately $80.2 million. Any payments under the tax receivable agreement will give rise to additional tax benefits and additional potential payments under the tax receivable agreement. Any payments under the tax receivable agreement will depend upon whether FIG Corp. has taxable income to utilize the benefit of the increase in the tax basis of the assets owned by the Fortress Operating Group.

Investor Shareholder Agreement

Upon consummation of the sale of Class A shares in connection with the Nomura transaction, we entered into an Investor Shareholder Agreement with Nomura. The Investor Shareholder Agreement provides Nomura with certain rights with respect to the designation of a nominee to serve on our Board or an observer to attend meetings of our Board, as well as registration rights for our securities that it owns, and places certain restrictions on actions that Nomura may take with respect to us and our securities.

Board Representation

The Investor Shareholder Agreement requires that following our initial public offering, so long as Nomura and its permitted transferees (as defined in the agreement) beneficially own securities representing more than 10% of the total voting power of all our securities, our Board shall nominate an individual designated by Nomura such that Nomura will have one designee on the Board. So long as Nomura has this right, it may, in its sole discretion, elect to waive this right and instead appoint a non-voting observer to attend meetings of our Board but not meetings of committees of our Board. Until his resignation on April 3, 2012, Nomura’s designee was Mr. Shibata. In connection with Mr. Shibata’s resignation, Nomura waived its right to designate a nominee to replace Mr. Shibata, and it has not appointed a non-voting observer to the Board.

Standstill Provision

Except as otherwise expressly provided in the Investor Shareholder Agreement, or as specifically approved by a majority of the members of our Board, including at least a majority of the Principals who are members of our Board, no Investor or any of its affiliates shall, directly or indirectly, (i) by purchase or otherwise, beneficially own, acquire, agree to acquire or offer to acquire any of our voting securities or direct or indirect rights or options to acquire our voting securities other than the Class A shares acquired pursuant to the Securities Purchase Agreement, (ii) enter, propose to enter into, solicit or support any merger or business combination or similar transaction involving us or any of our subsidiaries, or purchase, acquire, propose to purchase or acquire or solicit or support the purchase or acquisition of any portion of the business or assets of us or any of our subsidiaries (except for proposals to purchase or acquire a non-material portion of our assets or the assets of any of our subsidiaries that are not required to be publicly disclosed), (iii) initiate or propose any security holder proposal without the approval of our Board granted in accordance with the Investor Shareholder Agreement or make, or in any way participate in, any “solicitation” of “proxies” (as such terms are used in the proxy rules promulgated by the SEC under the Exchange Act) to vote, or seek to advise or influence any person with respect to the voting of, any of our voting securities or request or take any action to obtain any list of our security holders for such purposes with respect to any matter (or, as to such matters, solicit any person in a manner that would require the filing of a proxy statement under Regulation 14A of the Exchange Act), (iv) form, join or in any way participate in a group (other than a group consisting solely of Nomura and its respective affiliates) formed for the purpose of acquiring, holding, voting or disposing of or taking any other action with respect to our voting securities, (v) deposit any of our voting securities in a voting trust or enter into any voting agreement or arrangement with respect thereto (other than the Investor Shareholder Agreement and such voting trusts or agreements which are solely between Nomura and its affiliates or made between Nomura and its affiliates and us pursuant to the Investor Shareholder Agreement), (vi) seek representation on our Board, the removal of any directors from our Board or a change in the size or composition of our Board (in each case, other than as provided in the Investor Shareholder Agreement), (vii) make any request to amend or waive any of the foregoing provisions, which request would require public disclosure under applicable law, rule or regulation, (viii) disclose any intent, purpose, plan, arrangement or proposal inconsistent with the foregoing (including any such intent, purpose, plan, arrangement or proposal that is conditioned on or would require the waiver, amendment, nullification or invalidation of any of the foregoing) or take any action that would require public disclosure of any such intent, purpose, plan, arrangement or proposal, (ix) take any action challenging the validity or enforceability of the foregoing or (x) assist, advise, encourage or negotiate with any person with respect to, or seek to do, any of the foregoing; provided that (a) it shall not be a violation of clause (x) above to sell the Class A shares acquired by Nomura in connection with the Nomura transaction and (b) it shall not be a violation of any of the restrictions set forth in clauses (i)-(x) above by an “Investor” for purposes of the Investor Shareholder Agreement to (1) trade our securities or the securities of our subsidiaries for the accounts of its customers in the ordinary course of trading, investment management, financing and brokerage activities subject to appropriate information barriers being in place or (2) participate in any coinvestment opportunities offered to it by us or certain of our subsidiaries.

Registration Rights

Demand Rights. We have granted to Nomura and its permitted transferees “demand” registration rights that allow them at any time to request that we register, under the Securities Act, an amount of shares representing at least 2.5% of the total voting power of all our securities, subject to the transfer restrictions discussed above. Nomura and its permitted transferees are entitled to an aggregate of two demand registrations. We are not required to maintain the effectiveness of the registration statement for more than 90 days. We are also not required to effect any demand registration within six months of a “firm commitment” underwritten offering in which Nomura and its permitted transferees held “piggyback” rights (as described below) and were given the opportunity to sell shares in the offering and which offering included at least 50% of the shares collectively requested by such persons to be included. We are not obligated to grant a request for a demand registration within four months of any other demand registration and may refuse a request for demand registration if, in our reasonable judgment, it is not feasible for us to proceed with the registration because of the unavailability of audited or other financial statements, provided that we use our reasonable best efforts to obtain such financial statements as promptly as practicable.

Piggyback Rights. For so long as Nomura, together with its permitted transferees and their respective permitted transferees, beneficially own an amount of shares representing at least 1% of the total voting power of all our securities, such holder of our equity securities shall also have “piggyback” registration rights that allow them to include the shares that they own in any public offering of equity securities initiated by us (other than those public offerings pursuant to registration statements on Forms S-4 or S-8 or any successor form thereto) or by any of our other holders of equity securities that have registration rights, subject to the transfer restrictions discussed above. The “piggyback” registration rights of these holders of equity securities are subject to proportional cutbacks based on the manner of such offering and the identity of the party initiating such offering.

Indemnification; Expenses. We have agreed to indemnify Nomura and its permitted transferees against any losses or damages resulting from any untrue statement or omission of material fact in any registration statement or prospectus pursuant to which they sell our shares, unless such liability arose from such holder’s misstatement or omission, and such holders have agreed to indemnify us against all losses caused by their misstatements or omissions. We will pay all expenses incident to our performance under the Investor Shareholder Agreement, and Nomura and its permitted transferees will pay their respective portions of all underwriting discounts, commissions and transfer taxes relating to the sale of its shares under the Investor Shareholder Agreement.

Most Favored Nations. Except for shelf registration rights and the number of demand rights granted to our Principals and their permitted transferees pursuant to the Shareholders Agreement, we have agreed that if we grant superior or more favorable demand, piggyback or incidental registration rights than those provided to Nomura and its permitted transferees, any such superior or more favorable rights and/or terms shall be deemed to have been granted simultaneously to Nomura and its permitted transferees.

Exchanges; Repurchases; Recapitalization. Unless otherwise provided in the Investor Shareholder Agreement, neither we nor any of our subsidiaries shall effect any repurchase, recapitalization, reorganization, reclassification, merger, consolidation, share exchange, liquidation, spin-off, stock split, dividend, distribution or stock consolidation, subdivision or combination that would not afford to each holder of Class A shares the same type and amount of consideration per Class A share or Fortress Operating Group unit (and the corresponding Class B shares). In addition, neither we nor any of our subsidiaries shall effect any repurchase or redemption of Class A shares or Fortress Operating Group units (and the corresponding Class B shares) from any holder of Class A shares or Fortress Operating Group units (and the corresponding Class B shares), other than on a pro rata basis from all holders of Class A shares and all holders of Fortress Operating Group units (and the corresponding Class B shares) participating in such repurchase or redemption at the same type and amount of consideration, except for repurchases of Class A shares or Fortress Operating Group units (and the corresponding Class B shares) that affect the Class A shares and Fortress Operating Group Units (and the corresponding Class B shares) on a pro rata basis.

Other Related Party Transactions

From time to time, we may advance amounts for short periods, or provide indemnification or guarantees to counterparties, on behalf of affiliates, typically in connection with the development and launch of new sponsored investment funds or vehicles or the financing of such funds or vehicles. In such cases, we may or may not charge interest to these affiliates. In 2012, we waived $3.9 million of interest owed from private equity funds related to management fees paid in arrears. One of our indirect subsidiaries acts as the loan origination platform for certain Fortress Funds. In this respect, it holds commercial lending licenses in various states and receives nominal fees for its loan origination duties.

Fortress Funds and/or their portfolio companies have engaged in a number of related party transactions. None of the Company, Fortress Operating Group or any of our investment management subsidiaries was a party to any of these transactions.

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Certain of our portfolio companies and funds are co-owned by, have merged with or have engaged in transactions (including loans) with other portfolio companies and funds. Generally, co-ownership arrangements are entered into due to transaction size limitations in individual funds, and transactions between portfolio companies take advantage of synergies between these entities.

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In some instances, portfolio companies have entered into contracts with other portfolio companies or with certain of our equity method investees to provide services to, or receive services from, these entities, including asset management, consulting and loan servicing. These contracts were entered into because the entity providing the service possessed relevant expertise.

Our employees and directors are permitted to participate in our Fortress Funds by investing in these funds alongside non-employee third party investors. Many of our employees and directors, including our Principals and other executive officers, have invested in these funds. From time to time, Fortress may extend loans to non-executive officer employees, including in situations where employees serve as portfolio managers of Fortress Funds, to facilitate such employees’ investments in such funds and for other purposes. In many cases, investment in Fortress Funds is limited by law to individuals who qualify under applicable legal regimes. These funds generally do not require employees or directors to pay management fees and do not deduct incentive fees or “carried interest” from the funds’ distributions to these employees.

Distributions to our executive officers (or persons or entities affiliated with them) of profits earned on investments made by, and other income from, any fund for which amounts that were distributed (including return of capital invested by such directors or officers*) to or, in the case of hedge funds, that could have been withdrawn from the current year profits by such director or officer (a) in the 2010 fiscal year were, in the aggregate, as follows: Mr. Bass — $281,564; Mr. Briger — $24,194,421; Mr. Brooks — $36,605; Mr. Edens — $5,138,517; Mr. Kauffman — $3,673,273; Mr. Mudd — $74,683; Mr. Nardone — $2,686,741; and Mr. Novogratz — $20,543,044, (b) in the 2011 fiscal year were, in the aggregate, as follows: Mr. Bass — $130,286; Mr. Briger — $28,189,845; Mr. Brooks—$48,294; Mr. Edens — $3,853,931; Mr. Kauffman — $2,444,377; Mr. Mudd — $49,704; Mr. Nardone — $3,121,473; and Mr. Novogratz — $15,633,625, and (c) in the 2012 fiscal year were, in aggregate, as follows: Mr. Bass — $263,665; Mr. Briger — $47,958,225; Mr. Brooks — $59,119; Mr. Edens — $13,781,060; Mr. Kauffman — $8,879,205; Mr. Nardone — $10,837,240; and Mr. Novogratz — $35,091,256.

Fortress generally bears overhead, administrative and other expenses for, and may provide certain other services free of charge to, these funds. In addition, certain of our executive officers from time to time invest their personal funds directly in affiliates of our funds on the same terms and with the same conditions as the other investors in these affiliates, who are not our directors, executive officers or employees.

Two of the Principals own or lease aircraft that Fortress charters from a third-party aircraft operator for business purposes in the course of operations. Fortress and/or the funds, depending on the purposes of the trip, pay market rates for the charters. The operators remit a portion of these amounts to the Principals. With respect to one of the Principals, these amounts totaled $2.2 million, $1.9 million and $2.0 million in 2012, 2011 and 2010, respectively. With respect to the other Principal, these amounts totaled $0.3 million in 2012, which was the first year in which this arrangement was in place for this Principal. Subsequent to year end, that Principal ended his lease arrangement.

In January 2012, Fortress subleased an aircraft from one of its Principals for approximately two months, primarily to ensure compliance with regulations of the Federal Aviation Administration. During the term of the lease, Fortress used the aircraft for business purposes. The amount due to the Principal for the sublease was $0.1 million.

*	In fiscal 2010, the return of capital invested by such persons in such funds over several years was as follows: Mr. Bass — $18,691; Mr. Briger — $9,499,392; Mr. Brooks — $1,814; Mr. Edens — $3,042,651; Mr. Kauffman — $2,094,376; Mr. Nardone — $2,518,672; Mr. Novogratz — $4,514,184. In fiscal 2011, the return of capital invested by such persons in such funds over several years was as follows: Mr. Bass — $41,563; Mr. Briger — $11,873,499; Mr. Brooks — $28,914; Mr. Edens — $1,472,377; Mr. Kauffman — $1,228,690; Mr. Nardone — $1,742,564; Mr. Novogratz — $11,022,117. In the 2012 fiscal year, the return of capital invested by such persons in such funds over several years was as follows: Mr. Bass — $144,115; Mr. Briger — $20,021,788; Mr. Brooks — $59,119; Mr. Edens — $9,555,164; Mr. Kauffman — $8,146,343; Mr. Nardone — $8,623,406; and Mr. Novogratz — $11,701,176.

For the year ended December 31, 2012, other revenues in Fortress’s financial statements included approximately $2.3 million of revenues from affiliates, primarily dividends. In addition, Fortress received $172.5 million of expense reimbursements from affiliates during the year ended December 31, 2012.

In 2011, in connection with the launch of a Fortress Fund in Asia, Fortress entered into an agreement under which Nomura acted as the placement agent and assisted the fund in raising investor capital. Nomura raised a total of $235 million in 2012 in committed capital for the fund. Nomura received from Fortress a fee equal to 1-1.5% of the aggregate amount of such capital.

Fortress Operating Group Limited Partnership Agreements and Our Operating Agreement

Operating Agreement of Fortress Investment Group LLC

Organization and Duration

The Company was formed on November 6, 2006 as Fortress Investment Group Holdings LLC, was subsequently renamed Fortress Investment Group LLC on February 1, 2007 and will remain in existence until dissolved in accordance with our Operating Agreement.

Relationship with Fortress Operating Group Entities

Under our Operating Agreement, we must receive the consent of the Principals (who, together with one senior employee, own all of our Class B shares) before engaging in the following actions:

i)	directly or indirectly entering into or conducting any business or holding any assets other than (a) business conducted and assets held by the Fortress Operating Group and its subsidiaries, (b) ownership, acquisition and disposition of equity interests in our subsidiaries, (c) the management of the business of the Fortress Operating Group, (d) making loans and incurring indebtedness that is otherwise not prohibited under our Operating Agreement, (e) the offering, sale, syndication, private placement or public offering of securities or other interests in compliance with our Operating Agreement, (f) any financing or refinancing related to the Fortress Operating Group and its subsidiaries, (g) any activity or transaction contemplated by the Investor Shareholder Agreement, the Shareholders Agreement or the Exchange Agreement and (h) any activities incidental to the foregoing;

ii)	incurring or guaranteeing any indebtedness other than that incurred in connection with an exchange under the Exchange Agreement and indebtedness to the Company or any of its subsidiaries;

iii)	owning any assets other than permitted equity interests, permitted indebtedness and such cash and cash equivalents as the Board deems reasonably necessary for us and our subsidiaries to carry out our respective responsibilities contemplated under our Operating Agreement;

iv)	disposing of any interest in FIG Corp., FIG Asset Co. LLC or the Fortress Operating Group or owning any interest in any person other than the Fortress Operating Group entities or a wholly owned subsidiary that directly or indirectly owns an interest in the Fortress Operating Group entities;

v)	issuing equity securities unless the proceeds of the issuance are contributed to the Fortress Operating Group entities in exchange for equity securities of the Fortress Operating Group entities with preferences, rights, terms and provisions that are substantially the same as those of such company equity securities and equal in number to the number of company equity securities issued;

vi)	contributing cash or other assets to the Fortress Operating Group entities other than proceeds from the issuance of equity securities;

vii)

effecting any share split, subdivision, reverse share split, combination, pro rata distribution or any other recapitalization or reclassification of the Class A or Class B shares or units of the Company or any Fortress Operating Group entity, unless similar transactions are effected concurrently such that (a) the ratio of outstanding Class A shares or units to outstanding Class B shares or units is maintained and (b) the Company and all Fortress Operating Group entities have the same number of Class A and Class B shares or units outstanding;

viii)	making any capital contribution to any Fortress Operating Group entity unless a capital contribution is concurrently made to all of the Fortress Operating Group entities and the values of the capital contributions to all Fortress Operating Group entities are proportional to their relative equity values at the time;

ix)	permitting any Fortress Operating Group entity to issue any equity securities to the Company or any of its subsidiaries unless each other Fortress Operating Group entity concurrently issues equity securities that are equal in number to and have substantially the same provisions as the equity securities issued by such Fortress Operating Group entity;

x)	causing the Fortress Operating Group entity to establish record dates for distribution payments unless they coincide with the record dates for distribution payments paid by the Company;

xi)	preventing any Class B units from being converted into an equal number of Class A units by the Fortress Operating Group entities if, as a result of an exchange pursuant to the Exchange Agreement, we or our subsidiaries acquire any Class B units issued by the Fortress Operating Group; and

xii)	repurchasing or redeeming any equity securities from us or any of our subsidiaries (excluding the Fortress Operating Group and their subsidiaries) except pursuant to our Operating Agreement.

Duties of Officers and Directors

Our Operating Agreement does not expressly modify the duties and obligations owed by officers and directors under the Delaware General Corporation Law (the “DGCL”). However, there are certain provisions in our Operating Agreement regarding exculpation and indemnification of our officers and directors that differ from the DGCL. First, our Operating Agreement provides that to the fullest extent permitted by applicable law our directors or officers will not be liable to us. Under the DGCL, a director or officer would be liable to us for: (i) breach of the duty of loyalty to us or our shareholders; (ii) intentional misconduct or knowing violations of the law that are not done in good faith; (iii) improper redemption of stock or declaration of a dividend; or (iv) a transaction from which the director derived an improper personal benefit.

Second, our Operating Agreement provides that we indemnify our directors and officers for acts or omissions to the fullest extent permitted by law. Under the DGCL, a corporation can only indemnify directors and officers for acts or omissions if the director or officer acted in good faith, in a manner he reasonably believed to be in the best interests of the corporation and, in a criminal action, if the officer or director had no reasonable cause to believe his conduct was unlawful.

Third, our Operating Agreement provides that in the event a potential conflict of interest exists or arises between any of our Principals, our directors or their respective affiliates, on the one hand, and us, any of our subsidiaries or any of our shareholders, on the other hand, a resolution or course of action by our Board shall be deemed approved by all of our shareholders, and shall not constitute a breach of the fiduciary duties of members of the Board to us or our shareholders, if such resolution or course of action is (i) approved by our nominating, corporate governance and conflicts committee, which is composed of independent directors, (ii) approved by shareholders holding a majority of our shares that are disinterested parties, (iii) on terms no less favorable than those generally provided to or available from unrelated third parties or (iv) fair and reasonable to us. Under the DGCL, a corporation is not permitted to automatically exempt Board members from claims of breach of fiduciary duty under such circumstances.

Expansion of Board of Directors

Our Operating Agreement provides that the number of directors which shall constitute the whole Board shall be determined from time to time by resolution adopted by a majority of the Board then in office, provided that, for so long as our Principals (Peter L. Briger, Jr., Wesley R. Edens, Randal A. Nardone and Michael E. Novogratz) shall have the right to designate nominees to the Board under the Shareholders Agreement, the number of directors may not be increased without the consent of the Principals.

Investing in FIG Asset Co. LLC

Our Operating Agreement provides that we may not allow FIG Asset Co. LLC to make any investment, directly or indirectly, without the unanimous approval of all holders of Class B shares when such Class B shareholders would be required to contribute funds in order for such shareholders to maintain their respective ownership percentages in such entity.

Limitations on Liability and Indemnification of Our Directors and Officers

Pursuant to our Operating Agreement, we have agreed to indemnify each of our directors and officers, to the fullest extent permitted by law, against all expenses and liabilities (including judgments, fines, penalties, interest, amounts paid in settlement with the approval of the Company and counsel fees and disbursements on a solicitor and client basis) arising from the performance of any of their obligations or duties in connection with their service to us or the Operating Agreement, including in connection with any civil, criminal, administrative, investigative or other action, suit or proceeding to which any such person may hereafter be made party by reason of being or having been one of our directors or officers.

Amendment of Our Operating Agreement

Amendments to our Operating Agreement may be proposed only by or with the consent of our Board. To adopt a proposed amendment, our Board is required to seek written approval of the holders of the number of shares required to approve the amendment or call a meeting of our shareholders to consider and vote upon the proposed amendment. Except as set forth below, an amendment must be approved by holders of a majority of the total combined voting power of our outstanding Class A and Class B shares and, to the extent that such amendment would have a material adverse effect on the holders of any class or series of shares, by the holders of a majority of such class or series.

Prohibited Amendments. No amendment may be made that would:

•	enlarge the obligations of any shareholder without such shareholder’s consent, unless approved by at least a majority of the type or class of shares so affected;

•

provide that we are not dissolved upon an election to dissolve our limited liability company by our Board that is approved by holders of a majority of the total combined voting power of our outstanding Class A and Class B shares;

•	change the term of existence of our Company; or

•

give any person the right to dissolve our limited liability company other than our Board’s right to dissolve our limited liability company with the approval of holders of a majority of the total combined voting power of our outstanding Class A and Class B shares.

The provision of our Operating Agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of holders of at least two-thirds of the total combined voting power of our outstanding Class A and Class B shares, voting together as a single class.

No Shareholder Approval. Our Board may generally make amendments to our Operating Agreement without the approval of any shareholder or assignee to reflect:

•	a change in our name, the location of our principal place of our business, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of shareholders in accordance with our Operating Agreement;

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the merger of our Company or any of its subsidiaries into, or the conveyance of all of our assets to, a newly-formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity;

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a change that our Board determines to be necessary or appropriate for us to qualify or continue our qualification as a company in which our members have limited liability under the laws of any state or to ensure that we will not be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes other than as we specifically so designate;

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an amendment that our Board determines, based upon the advice of counsel, to be necessary or appropriate to prevent us, members of our Board or our officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940 or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974 (“ERISA”), whether or not substantially similar to plan asset regulations currently applied or proposed;

•	an amendment or issuance that our Board determines to be necessary or appropriate for the authorization of additional securities;

•	any amendment expressly permitted in our Operating Agreement to be made by our Board acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our Operating Agreement;

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any amendment that our Board determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our Operating Agreement;

•	a change in our fiscal year or taxable year and related changes; and

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our Board may make amendments to our Operating Agreement without the approval of any shareholder or assignee if our Board determines that those amendments:

•	do not adversely affect the shareholders (including any particular class or series of shares as compared to other classes or series of shares) in any material respect;

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are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•

are necessary or appropriate to facilitate the trading of shares or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the shares are or will be listed for trading, compliance with any of which our Board deems to be in the best interests of us and our shareholders;

•	are necessary or appropriate for any action taken by our Board relating to splits or combinations of shares under the provisions of our Operating Agreement; or

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are required to effect the intent expressed in the registration statement filed in connection with our initial public offering, or the intent of the provisions of our Operating Agreement, or are otherwise contemplated by our Operating Agreement.

Grantor Trust

In the future, our Board may consider implementing a reorganization without the consent of shareholders whereby a Delaware statutory trust (the “Trust”) would hold all of our outstanding Class A shares and each holder of Class A shares would receive common shares of the Trust in exchange for its shares. The Board will have the power to decide in its sole discretion to implement such a trust structure. Our Trust would be treated as a grantor trust for U.S. federal income tax purposes. As such, for U.S. federal income tax purposes, each investor would be treated as the beneficial owner of a pro rata portion of the shares held by the Trust and shareholders would receive annual tax information relating to their investment on IRS Forms 1099 (or substantially similar forms as required by law), rather than on IRS Schedules K-1. Our Board will not implement such a trust structure if, in its sole discretion, the reorganization would be taxable or otherwise alter the benefits or burdens of ownership of the Class A shares, including, without limitation, a shareholder’s allocation of items of income, gain, loss, deduction or credit or the treatment of such items for U.S. federal income tax purposes. Our Board will also be required to implement the reorganization in such a manner that does not have a material effect on the voting and economic rights of Class A shares and Class B shares.

The IRS could challenge the Trust’s manner of reporting to investors (e.g., if the IRS asserts that the Trust constitutes a partnership or is ignored for U.S. federal income tax purposes). In addition, the Trust could be subject to penalties if it were determined that the Trust did not satisfy applicable reporting requirements.

Anti-Takeover Effects, Our Operating Agreement

Our Operating Agreement provides that our shareholders (with the exception of our principals if they collectively own shares representing at least 50% of the total combined voting power of all of our Class A and Class B shares) are specifically denied the ability to call a special meeting of the shareholders. Advance notice must be provided by our shareholders to nominate persons for election to our Board as well as to propose actions to be taken at an annual meeting.

Amended and Restated Agreement of Limited Partnership of Fortress Operating Group Entities

Each of the amended and restated partnership agreements for the Operating Entities was entered into by FIG Corp. as the general partner and the Principals as limited partners, and the amended and restated partnership agreement for Principal Holdings was entered into by FIG Asset Co. LLC as the general partner and the Principals as limited partners. The amended and restated partnership agreements are substantially similar in form and the following is a summary of certain of the material provisions of each of the amended and restated partnership agreements.

Issuance of Equity Securities by Fortress

If Fortress issues any equity securities, it is expected that: (i) Fortress will immediately contribute the cash proceeds or other consideration received from such issuance, and from the exercise of any rights contained in any such securities, to FIG Corp. and FIG Asset Co. LLC (allocated between them in accordance with their relative values at the time such equity securities are issued); (ii) FIG Corp. will immediately contribute its portion of such cash proceeds or other consideration to the Operating Entities and any other entities that FIG Corp. directly acquires an interest in, to the extent that as of the date of such acquisition FIG Corp. and the Principals and their respective permitted transferees own interests in such entities that are in proportion to their respective ownership interests in the other Operating Entities on such date (allocated among them in accordance with their relative values at the time such equity securities are issued); (iii) FIG Asset Co. LLC will immediately contribute its portion of such cash proceeds or other consideration to Principal Holdings and any other entities that FIG Asset

Co. LLC directly acquires an interest in, to the extent that as of the date of such acquisition FIG Asset Co. LLC and the Principals and their respective permitted transferees own interests in such entities that are in proportion to their respective ownership interests in Principal Holdings on such date (allocated among them in accordance with their relative value at the time such equity securities are issued); (iv) in exchange for the portion of such cash proceeds or other consideration contributed to the limited partnership, the general partner will receive (x) in the case of an issuance of Class A shares, Class A common units, and (y) in the case of an issuance of any other equity securities by Fortress, except for Class B shares, a new class or series of units or other equity securities of the limited partnership with designations, preferences and other rights, terms and provisions that are substantially the same as those of such Fortress equity securities (with any dollar amounts adjusted to reflect the portion of the total amount of cash proceeds or other consideration received by Fortress that is contributed to the limited partnership); and (v) in the event of any subsequent transaction involving such Fortress equity securities (including a share split or combination, a distribution of additional Fortress equity securities or a conversion, redemption or exchange of such Fortress equity securities), the general partner will concurrently effect a similar transaction with respect to the units or other equity securities issued by the limited partnership in connection with the issuance of such Fortress equity securities.

In the event of any issuance of equity securities by Fortress, and the contribution of the cash proceeds or other consideration received from such issuance as described above, the limited partnership shall pay or reimburse Fortress (directly or indirectly by paying or reimbursing the general partner) for its pro rata portion (based on the portion of the total cash proceeds or other consideration contributed to the limited partnership) of the expenses incurred by Fortress in connection with such issuance, including any underwriting discounts or commissions.

If Fortress issues any equity securities and any of the transactions described above are not effected, then the general partner shall make such modifications to the amended and restated partnership agreement as the general partner reasonably determines to be necessary so that, to the greatest extent possible, subsequent distributions to the holders of Class B common units (including distributions upon liquidation) will be the same as would be the case if such transactions had been effected. Such modifications to the amended and restated partnership agreement may include changes in the rates of distributions or allocations of profit and loss among partners or a requirement that the general partner make future contributions to the limited partnership. The general partner may effect any such modifications without the consent or approval of any limited partner.

Transfer

A limited partner may not transfer all or any of such partner’s units without approval of the general partner, which approval may be granted or withheld in the general partner’s sole and complete discretion; provided, however, that without the general partner’s approval, a limited partner may (i) transfer units pursuant to the Exchange Agreement or exchange letter agreement among FIG Corp. and the Principals, (ii) transfer units to a permitted transferee of such partner or (iii) pledge or assign units to a non-affiliated lending institution. A limited partner may not, without the consent of the general partner, withdraw from the partnership prior to the partnership’s termination.

Limited partners holding a majority of the outstanding Class A common units have the right to remove the general partner at any time, with or without “cause.” Upon the withdrawal or removal of the general partner, limited partners holding a majority of the outstanding Class A common units shall have the right to appoint a successor general partner; provided, that any successor general partner must be a direct or indirect wholly owned subsidiary of Fortress.

Amendments

Except as may be otherwise required by law, the amended and restated partnership agreement may be amended by the general partner without the consent or approval of any partners, expect that (i) if an amendment adversely affects the rights of a unit holder other than on a pro rata basis with other unit holders of the same class, such unit holders must consent to the amendment, (ii) no amendment may adversely affect the rights of a class of unit holders without the consent of a majority of the holders of the outstanding units of such class and (iii) the consent rights of the Principals may not be amended without the written consent of the Principals that hold a majority of the Class B common units then owned by all Principals and their permitted transferees.

Indemnification Agreements

We have entered into separate indemnification agreements with our directors and officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and our Operating Agreement against (i) any and all expenses and liabilities, including judgments, fines, penalties and amounts paid in settlement of any claim with our approval and counsel fees and disbursements, (ii) any liability pursuant to a loan guarantee, or otherwise, for any of Fortress’s indebtedness and (iii) any liabilities incurred as a result of acting on our behalf (as a fiduciary or otherwise) in connection with an employee benefit plan. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our Operating Agreement.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. We maintain directors’ and officers’ liability insurance for our officers and directors.

PROPOSAL NUMBER TWO

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Item 2 on Proxy Card)

The Audit Committee Charter, as well as Section 301 of the Sarbanes-Oxley Act of 2002, Rule 10A-3(b)(2) under the Exchange Act and the related NYSE listing standards, each require that the audit committee shall be directly responsible for the appointment and retention of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for the listed issuer. In accordance with these requirements, the Audit Committee and the Board recommend that the shareholders ratify the appointment of the firm of Ernst & Young LLP, independent registered public accounting firm (“E&Y”), to be the Company’s independent registered public accounting firm for the fiscal year 2013. E&Y was the Company’s independent registered public accounting firm for 2012. Before selecting E&Y, the Audit Committee carefully considered E&Y’s qualifications as the independent registered public accounting firm for Fortress. This included a review of its performance in prior years, as well as its reputation for integrity and competence in the fields of accounting and auditing. The committee has expressed its satisfaction with E&Y in all of these respects. The committee’s review included inquiry concerning any litigation involving E&Y and any proceedings by the SEC against the firm. In this respect, the committee has concluded that the ability of E&Y to perform services for Fortress is in no way adversely affected by any such investigation or litigation.

The Audit Committee also oversees the work of E&Y, and E&Y reports directly to the Audit Committee in this regard. The Audit Committee also reviews and approves E&Y’s annual engagement letter, including the proposed fees, and determines or sets the policy regarding all audit, and all permitted non-audit, engagements and relationships between Fortress and E&Y. The Audit Committee also reviews and discusses with E&Y their annual audit plan, including the timing and scope of audit activities, and monitors the progress and results of the plan during the year. Representatives of E&Y will be available to answer questions at the Annual Meeting and are free to make statements during the Annual Meeting.

The Board recommends that shareholders vote FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2013.

Audit Fees, Audit Related Fees, Tax Fees and All Other Fees. In connection with the audit of the 2012 financial statements, Fortress entered into an engagement letter with E&Y which set forth the terms by which E&Y has performed audit services for Fortress.

The following summarizes E&Y’s fees for professional services rendered in 2012 and 2011.

	2012	2011
Audit Fees(1)	$3.5 million	$3.8 million
Audit-Related Fees(2)	0.2 million	0.2 million
Tax Fees(3)	1.3 million	1.5 million
All Other Fees	—	—

(1)	Includes fees for the audits of the consolidated financial statements of the Company, audits of the effectiveness of the Company’s internal control over financial reporting, reviews of the quarterly consolidated financial statements, statutory audits and supplemental regulatory filings.

(2)	Primarily consists of fees for accounting consultations about the application of generally accepted accounting principles.

(3)	Represents fees related primarily to assistance with tax compliance matters, including international, federal and state tax returns preparation and various related consultations.

Audit Committee Pre-Approval Policies and Procedures. The Audit Committee has policies and procedures that require the pre-approval by the Audit Committee or one of its members of all fees paid to, and all services performed by, the Company’s independent registered public accounting firm. In the early part of each year, the Audit Committee approves the proposed services, including the nature, type and scope of services contemplated and the related fees, to be rendered by the firm during the year. In addition, pre-approval by the Audit Committee or one of its members is also required for those engagements that may arise during the course of the year that are outside the scope of the initial services and fees pre-approved by the Audit Committee pursuant to the Sarbanes-Oxley Act of 2002. The fees and services provided as noted in the tables above were authorized and approved by the Audit Committee.

Of the fees set forth in the table above, none of the “Audit Related Fees,” none of the “Tax Fees” and none of the “All Other Fees” were approved by the Audit Committee pursuant to SEC Rule 2-01(c)(7)(i)(C) of Regulation S-X. This rule provides that the pre-approval requirement is waived, with respect to fees for services other than audit, review or attest services, if (i) the aggregate amount of all such services provided constitutes no more than five percent of the total amount of revenues paid by the Company to E&Y during the fiscal year in which the services are provided, (ii) such services were not recognized by the Company at the time of the engagement to be non-audit services and (iii) such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee or by one or more members of the Audit Committee who are members of the Board to whom authority to grant such approvals has been delegated by the Audit Committee.

OTHER MATTERS

As of the mailing date of this Proxy Statement, the Board knows of no other matters to be brought before the Annual Meeting. If matters other than the ones listed in this Proxy Statement arise at the Annual Meeting, the persons named in the proxy will vote the shares represented by the proxy according to their judgment.

No person is authorized to give any information or to make any representation not contained in this Proxy Statement, and, if given or made, such information or representation should not be relied upon as having been authorized. The delivery of this Proxy Statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of this Proxy Statement.

CONFIDENTIALITY OF PROXIES

The Company’s policy is that proxies identifying individual shareholders are private except as necessary to determine compliance with law, assert or defend legal claims, in a contested proxy solicitation or in the event that a shareholder makes a written comment on a proxy card or an attachment to it.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR NEXT YEAR’S ANNUAL MEETING

You may submit proposals for consideration at future shareholder meetings. Under the rules of the SEC, if a shareholder wants us to include a proposal under Rule 14a-8 in our Proxy Statement and form of proxy for presentation at our 2013 Annual Meeting of Shareholders, the proposal must be received by us at our principal executive offices at Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, NY 10105 by January 12, 2014. The proposal should be sent to the attention of the Secretary of the Company.

Our Operating Agreement governs the submission of nominations for director or other business proposals that a shareholder wishes to have considered at a meeting of shareholders but which are not to be included in the Company’s Proxy Statement for that meeting. Under our Operating Agreement, nominations for director or other business proposals to be addressed at our annual meeting of shareholders may be made by an eligible shareholder who has delivered a timely notice to the Company’s Secretary at the above address and otherwise meets the information and procedural requirements prescribed by our Operating Agreement. Such notice must be received no later than January 12, 2014 and no earlier than December 13, 2013, provided that if the annual meeting is called for a date that is more than 25 days before or after the anniversary of the previous year’s annual meeting, notice must be received no more than 10 days after the public announcement of the annual meeting date. Under the rules of the SEC, if we do not receive by January 12, 2014 proper notice with respect to any proposals outside of Rule 14a-8 that a shareholder wishes to have considered at next year’s Annual Meeting of Shareholders, such proposals will not be considered timely for purposes of Rule 14a-4(c) and the persons named as proxies in the proxy materials related to that meeting will have the right to use their discretion in voting on such proposals when they are raised at the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING TO BE HELD ON MAY 23, 2013

The Proxy Statement and Annual Report for the year ended December 31, 2012 are available at www.proxyvote.com.

ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may read and copy any reports, statements or other information we file at the SEC’s public reference rooms in Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and on the web site maintained by the SEC at www.sec.gov. Such information will also be furnished upon written request to Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, NY 10105, Attention: General Counsel, and can also be accessed through our website at www.fortress.com.

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more shareholders sharing the same address. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single copy of the proxy materials to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders.

Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to, Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, NY 10105, Attention: General Counsel.

By Order of the Board of Directors,

David N. Brooks

Vice President, General Counsel and Secretary

FORTRESS INVESTMENT GROUP LLC 1345 AVENUE OF THE AMERICAS 46TH FLOOR

NEW YORK, NY 10105

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends you vote nominee(s) on the line below. FOR the following: 0 0 0 1. Election of Directors Nominees 01 Peter L. Briger, Jr. 02 Wesley R. Edens 03 Douglas L. Jacobs The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2.

To ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for Fortress Investment Group

0 0 0 LLC for the fiscal year 2013. NOTE: The Board of Directors may consider and act upon any other business properly presented at the Annual Meeting. If this proxy is properly executed, then your shares will be voted either in the manner you indicate above or, if no direction is indicated, in the manner directed by the Board of Directors (including with respect to any matter not specified above that is properly presented at the Annual Meeting). For address change/comments, mark here. 0 (see reverse for instructions) Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000174867_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com .

FORTRESS INVESTMENT GROUP LLC Annual Meeting of Shareholders May 23, 2013 at 8:00 AM

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Randal A. Nardone, Daniel N. Bass and David N. Brooks, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of Fortress Investment Group LLC that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8:00 AM, Eastern Time on May 23, 2013, at the Hilton Hotel New York, located at 1335 Avenue of the Americas, New York, New York and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000174867_2 R1.0.0.51160